Exhibit 10.1
PURCHASE, CONTRIBUTION AND REDEMPTION AGREEMENT
by and among
DYNAMIC OFFSHORE RESOURCES, LLC,
MORENO GROUP LLC
SESI, L.L.C.
and
SPN RESOURCES, LLC
Dated as of February 25, 2008

i

EXHIBITS:

A	Leases
B	Allocated Values
C	Assignment
D	Form of Executive Employment Agreement
E	Amended and Restated Operating Agreement
F	Indemnification and Reimbursement Agreement
G	Turnkey Platform Decommissioning and Well Plugging Abandonment Contract
H	Preferred Provider Agreement
I	Transition Services Agreement

SCHEDULES:

1.1	Company Guarantees
5.2(b)	Subsidiaries
5.4	Conflicts
5.5	Company Assets
5.6	Financial Statements
5.7	Absence of Certain Changes
5.8(b)	Taxes
5.9(a)	Material Contracts
5.9(b)	Defaults
5.10(a)	Benefit Plans
5.10(c)	Compliance of Benefit Plans
5.10(d)	Acceleration of Benefits
5.12	Litigation
5.13	Compliance with Laws
5.15	Royalties
5.16	Suspense
5.17	Gas Imbalances
5.18	Preferential Rights
5.19	Insurance
5.20	Bonding
5.23	AFEs
5.26	Bank Accounts
5.28(a)	Environmental Orders
5.28(b)	Releases
5.28(d)	Environmental Fines
8.5	Beryl Agreement
9.1(b)	Executive Officers; Executive Compensation Matters
9.2(b)	Company Guarantees to be Released

PURCHASE, CONTRIBUTION AND REDEMPTION AGREEMENT
     THIS PURCHASE, CONTRIBUTION AND REDEMPTION AGREEMENT (this “Agreement”) is entered into as of the 25th day of February, 2008, by and among Dynamic Offshore Resources, LLC, a Delaware limited liability company (“Dynamic”), Moreno Group LLC, a Delaware limited liability company (“Moreno”), SESI, L.L.C., a Delaware limited liability company (“SESI”), and SPN Resources, LLC, a Louisiana limited liability company (the “Company,” and collectively with Dynamic, Moreno and SESI, the “Parties”).
RECITALS
     WHEREAS, SESI holds all of the issued and outstanding membership interests of the Company, represented by 1,000 Shares;
     WHEREAS, the Company intends to form a Louisiana limited liability company (the “Subsidiary”) to which it will contribute an undivided twenty five percent (25%) of all working interests held by the Company in each of the Properties (the “Assigned Working Interest”) in exchange for one hundred percent (100%) of the Subsidiary’s membership interests (the “Subsidiary Interests”);
     WHEREAS, Moreno desires to purchase from the Company, and the Company desires to sell to Moreno, the Subsidiary Interests;
     WHEREAS, Dynamic desires to acquire from the Company, and the Company desires to sell and issue to Dynamic, membership interests of the Company;
     WHEREAS, simultaneously with the issuance of membership interests to Dynamic, the Company will redeem a portion of the membership interests of the Company held by SESI;
     WHEREAS, immediately following the foregoing transactions, Moreno will own all of the Subsidiary Interests, Dynamic will own two thirds (66 2/3%) of the issued and outstanding membership interests of the Company, and SESI will own one third (33 1/3%) of the issued and outstanding membership interests of the Company; and
     WHEREAS, all of the foregoing transactions are subject to the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Affiliated Group” means the group of corporations that file a consolidated federal income Tax Return and that are connected by the stock ownership requirements of Code Section 1504, with the common parent corporation being Superior Energy Services, Inc.
     “Allocated Value” means, for any Company asset, the portion of the Purchase Price allocated to such asset as described on Exhibit B; provided, that the Parties acknowledge that the Allocated Values have been made on a field-by-field basis and in the event that it is necessary to allocate value to a Lease, Well or Unit, such allocation shall be agreed to in good faith by the Parties using all available information, including the Company’s most recent reserve report.
     “Ancillary Agreements” means the Amended Operating Agreement, the Turnkey Contract, the Preferred Provider Agreement, the Transition Services Agreement and the Indemnification and Reimbursement Agreement.
     “Benefit Plan” means all benefit plans and other benefit arrangements, including without limitation, all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based, and all other plans, arrangements, agreements, contracts, and policies, whether written or oral, providing fringe benefits, insurance coverage (including any self-insured arrangements) and other welfare benefits, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation, sick or other paid leave benefits, retirement benefits, deferred compensation, supplemental income, profit-sharing, bonuses and other short and long-term incentive compensation, change in control compensation and benefits, stock options, stock appreciation rights and other forms of real and phantom equity grants and incentives, severance pay and benefits, and post-retirement insurance, compensation, and benefits, to or for the benefit of, or relating to current or former employees, directors, consultants or other independent contractors.
     “Business Day” means each calendar day except Saturdays, Sundays and other days on which national banks in the State of Louisiana are authorized to close.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Guarantees” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by SESI or its Affiliates (other than the Company) in support of any obligations of the Company, including those obligations listed on Schedule 1.1.
     “Dynamic Transaction” means, collectively, the purchase and sale of the Dynamic Shares by Dynamic and the redemption of the Redeemed Shares from SESI.

     “Effective Date” means 7:00 a.m., Central Standard Time, on January 1, 2008.
     “Encumbrance” means any mortgage, lien, security interest, pledge, adverse claim, encumbrance, charge or other defect in title (including a discrepancy in the net revenue interests or working interests set forth in Exhibit A).
     “Environmental Defect” shall mean, with respect to any Lease, Well or Unit, a violation of Environmental Laws in effect as of the date hereof in the jurisdiction in which such Property is located, an obligation under Environmental Laws to undertake within a reasonable period of time any corrective action on a Property, or any environmental related Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Title Claim Date, or the use, release, storage, treatment, transportation, or disposal of hazardous substances prior to the Title Claim Date.
     “Environmental Defect Amount” means, with respect to each Lease, Well or Unit affected by an Environmental Defect, an amount equal to seventy five percent (75%) of the reduction in the Allocated Value for such Wells and Units caused by such Environmental Defects, as determined pursuant to Section 4.5(e).
     “Environmental Law” means any applicable Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business (whether or not incorporated) that is a member of a group described in Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1) that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to ERISA Section 4001(a)(14).
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.
     “Knowledge” means, as to the Company, the actual knowledge after reasonable inquiry of Terence Hall, Greg Miller, Gary Janik, Carey Naquin, Steve O’Brien, James Brokmeyer, Carl Murray or Mike Seymour.

     “Law” means any applicable code, statute, common law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.
     “Leases” means all of the oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other properties and interests described on Exhibit A.
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, inquiries or other proceedings (public or private) by or before a Governmental Authority or arbitrator.
     “Liability” means any obligations for borrowed money, debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.
     “Losses” means all liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees).
     “Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties or financial condition of the Company taken as a whole or (b) a material adverse effect on the ability of SESI to consummate the Transactions, other than, in either case, any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects the oil and gas exploration and production industry; (iii) the effect of any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Dynamic, Moreno or any of their Affiliates with respect to the Company or the Transactions; (v) any matter included on any written schedule hereto; (vi) the effect of any changes in applicable Laws or accounting rules; or (vii) any effect resulting solely from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the Transactions.
     “Moreno Transaction” means, collectively, the formation of the Subsidiary, the contribution of the Assigned Working Interest from the Company to the Subsidiary and the purchase and sale of the Subsidiary Interests by Moreno.
     “Organizational Documents” means any charter, certificate of incorporation, articles of organization, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

     “Permits” means authorizations, licenses, permits, franchises, grants or certificates issued by Governmental Authorities, together with right-of-way agreements, easements, right-of-use and easements and similar agreements and approvals.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
     “Properties” means the Wells, Units and Leases, together with all pipelines, compressors, dehydrators and other equipment related thereto owned by the Company and the tenements, hereditaments and appurtenances belonging to the Wells, Units and Leases.
     “Redeemed Shares” means those Shares held by SESI to be redeemed by the Company pursuant to Section 2.2.
     “Redemption Price” means the sum of the aggregate Purchase Price and the aggregate Contribution Price, each as adjusted pursuant to Section 2.3 and Article IV.
     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of corporations filing a Tax Return that includes the Person), with respect to a taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority.
     “Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.
     “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.
     “Title Benefit” means any right, circumstance or condition that operates to increase the net revenue interest of the Company in any Lease, Well or Unit above that shown on Exhibit A, without causing a greater than proportionate increase in the Company’s working interest above that shown in Exhibit A.

     “Title Benefit Amount” means, with respect to each Lease, Well or Unit affected by a Title Benefit, an amount equal to seventy five percent (75%) of the increase in the Allocated Value for such Lease, Well or Unit caused by such Title Benefits, as determined pursuant to
Section 4.4(f).
     “Title Defect” means any Encumbrance that causes a breach of SESI’s representation and warranty in Section 4.1.
     “Title Defect Amount” means, with respect to each Lease, Well or Unit affected by a Title Defect, an amount equal to seventy five percent (75%) of the reduction in the Allocated Value for such Lease, Well and Unit caused by such Title Defects, as determined pursuant to Section 4.4(e).
     “Transaction Costs” means the following, whether or not paid or payable by the Company: (a) fees and expenses of the Company paid or payable to third parties in connection with the negotiation and consummation of the Transactions, including all fees and expenses of the Company’s or SESI’s legal counsel; (b) all bonuses paid or payable to Company employees pursuant to Section 9.1(a), but only to the extent the amount of such bonuses exceeds $2,186,000; (c) any payments or amounts payable to any other Person as a result of the Dynamic Transaction; and (d) payments or amounts incurred relating to, or on behalf of, the Beryl Entities from the Effective Date through the Closing Date other than those arising pursuant to the Contract set forth on Schedule 8.5.
     “Transactions” means the Dynamic Transaction, the Moreno Transaction and all other transactions contemplated by this Agreement.
     “Units” means all pooled, communitized or unitized acreage that includes all or a part of any Lease or includes any Well shown on Exhibit A.
     “Wells” means all oil, gas, water, CO2 or injection wells on the Leases shown on Exhibit A.
     Section 1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accountant	2.4(b)(iii)
Adjustment Amount	4.6
AFEs	5.23
Agreement	Preamble
Amended Operating Agreement	10.1(e)
Antitrust Laws	5.4
Assigned Working Interest	Recitals
Assignment	8.4
Beryl Agreement	8.5
Beryl Entities	8.5

Term	Section
Beryl Transfer	8.5
Cap	12.5(a)
Capital Contributions	2.3(a)(i)
Closing	3.1
Closing Date	3.1
Closing Statement	2.4(b)(i)
COBRA	9.1(f)
Company	Preamble
Company Benefit Plans	5.10(a)
Company Employees	5.11
Company Savings Plan	9.1(e)
Confidentiality Agreement	9.6
Contract	4.3(b)
Contribution Price	2.1(b)
Deductible	12.5(a)
Defects Escrow	4.6
Defects Escrow Agent	4.6
Defects Escrow Agreement	4.6
Defensible Title	4.2
Deferred Adjustment Claim	4.6
Deferred Matters Date	4.6
Disputes	13.1(a)
Distributions	2.3(b)(i)
Dynamic	Preamble
Dynamic/Moreno Indemnified Parties	12.2
Dynamic Shares	2.1(b)
Dynamic’s Environmental Consultant	4.5(a)
Dynamic’s Environmental Review	4.5(a)
Dynamic’s Estimate	4.6
Dynamic’s Title Review	4.4(a)
Environmental Defect Amount	4.5(d)
Environmental Information	4.5(b)
Estimated Contribution Price	2.4(a)
Estimated Purchase Price	2.4(a)
Estimated Redemption Price	2.4(a)
Expenditures	2.3(a)(ii)
Financial Statements	5.6
Imbalances	2.3(a)(iii)
Indemnification and Reimbursement Agreement	10.1(f)
Indemnified Party	12.6(a)
Indemnifying Party	12.6(a)
Independent Expert	13.1(a)
Interim Period	8.1
Losses	8.2

Term	Section
Material Contracts	5.9(a)
MMS	9.2(a)
MMS Company Guarantee	9.2(a)
Moreno	Preamble
Overheld Amount	4.6
Party or Parties	Preamble
Permitted Encumbrances	4.3
Pre-Closing Certificate	2.4(a)
Preferred Provider Agreement	10.1(h)
Purchase Price	2.1(a)
Resolved Amount	4.6
Rules	13.1(b)(i)
SESI	Preamble
SESI Guarantees	8.8(b)
SESI Indemnified Parties	8.2
Securities Act	6.7
Subsidiary	Recitals
Subsidiary Interests	Recitals
Superior Marks	9.5
Third Party Claim	12.6(a)
Title Claim Date	4.4(a)
Transition Services Agreement	10.1(i)
Turnkey Contract	10.1(g)
Welfare Benefits	9.1(f)
     Section 1.3 Rules of Interpretation. Unless otherwise expressly provided hereby, for purposes of this Agreement, the following rules of interpretation shall apply:
          (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
          (c) The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
          (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
          (e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II
PURCHASE AND SALE; REDEMPTION
     Section 2.1 Purchase and Sale.
          (a) At the Closing, but effective immediately prior to the Effective Date, upon the terms and subject to the conditions of this Agreement, the Company will sell, convey, transfer, assign and deliver to Moreno, and Moreno will purchase from the Company, the Subsidiary Interests for an aggregate purchase price of $55,000,000 (the “Purchase Price”), as adjusted pursuant to Section 2.3 and Article IV.
          (b) At the Closing, but effective as of the Effective Date, upon the terms and subject to the conditions of this Agreement, the Company will sell, convey, transfer, assign and deliver to Dynamic, and Dynamic will purchase from the Company, 667 Shares (the “Dynamic Shares”) for an aggregate purchase price of $110,000,000 (the “Contribution Price”), as adjusted pursuant to Section 2.3 and Article IV.
     Section 2.2 Redemption. Immediately following the Closing, but effective (a) immediately prior to the Effective Date, upon the terms and subject to the conditions of this Agreement, SESI will sell, convey, transfer, assign and deliver to the Company, and the Company will purchase and redeem from SESI, 222 Shares for the Purchase Price, as adjusted pursuant to Section 2.3 and Article IV, and (b) as of the Effective Date, upon the terms and subject to the conditions of this Agreement, SESI will sell, convey, transfer, assign and deliver to the Company, and the Company will purchase and redeem from SESI, 445 Shares for the Contribution Price, as adjusted pursuant to Section 2.3 and Article IV.
     Section 2.3 Adjustment to Contribution and Purchase Prices .. The Purchase Price and the Contribution Price have been determined, in part, based upon the net working capital and the net equity of the Company, adjusted to eliminate the intercompany payable account to SESI, as of the Effective Date. The Parties intend that at the Closing the Company will have the benefit of the net cash flow, if any, of the Company for the period from the Effective Date until the Closing Date, and that appropriate adjustments will be made to the Purchase Price, Contribution Price and the Redemption Price as necessary to reflect any uses of the Company’s net cash during the period from the Effective Date through the Closing other than for the operations of the Company during that period. To that end, the Contribution Price shall be adjusted by two thirds (2/3) and the Purchase Price shall be adjusted by one third (1/3) of the following amounts as follows:

(a)	upward by seventy five percent (75%) of:
(i)	the amount of any contributions made by SESI to the Company from and after the Effective Date but before the Closing (“Capital Contributions”), but excluding any contributions for payments by SESI to the Company for any Transaction Costs or deemed to occur as a result of the elimination of any intercompany balances pursuant to Section 8.8(a);

(ii)	the aggregate amount of all costs and expenses (other than Transaction Costs) paid by SESI or any of its Affiliates (other than the Company) between the Effective Date and the Closing Date (other than income Taxes imposed on SESI) in connection with the acquisition, development and production of oil and gas properties owned by the Company (“Expenditures”), but only to the extent not reimbursed to SESI or any of its Affiliates (other than the Company) prior to the Closing Date; and

(iii)	(A) the actual aggregate gas imbalance affecting the Properties that exist as of the Effective Date are greater than those reflected on the Company’s unaudited balance sheet as of December 31, 2007 (“Excess Imbalances”), multiplied by $5.00 per Mcf of such Excess Imbalances, to the extent such Excess Imbalances are owed to the Company; or (B) the actual aggregate gas imbalance affecting the Properties that exist as of the Effective Date are less than those reflected on the Company’s unaudited balance sheet as of December 31, 2007 (“Deficit Imbalances”), multiplied by $5.00 per Mcf of such Deficit Imbalances, to the extent such Deficit Imbalances are owed by the Company.
(b)	downward by seventy five percent (75%) of:
(i)	the amount of any distributions or transfers of cash or other assets made by the Company to SESI or its Affiliates (including without limitation, any transfer of cash for the elimination of any intercompany balances pursuant to Section 8.8) from and after the Effective Date but before the Closing (“Distributions”), except for the Beryl Transfer to SESI and reimbursements with respect to Expenditures;

(ii)	the amount of any payments by the Company (A) for any Transaction Costs or (B) to SESI or its Affiliates (other than the Company) to eliminate any intercompany balances pursuant to Section 8.8(a), to the extent SESI has not made contributions to the Company after the Effective Date and through the Closing Date to specifically fund those payments; provided, that if the Company shall be reimbursed for any such payments after the Closing Date, it shall promptly pay to SESI the amount of such reimbursement (net of any Taxes incurred by the Company as a result of such reimbursement);

(iii)	(A) Excess Imbalances multiplied by $5.00 per Mcf of such Excess Imbalances, to the extent such Excess Imbalances are owed by the Company; or ; or (B) Deficit Imbalances multiplied by $5.00 per Mcf of such Deficit Imbalances, to the extent such Deficit Imbalances are owed to the Company; and

(iv)	the amount of any costs or expenses of the Company (other than those costs and expenses expressly addressed in this Agreement) for the negotiation and consummation of the transactions set forth in this Agreement which are not paid in full on or before the Closing Date or for which the Company may have any liability from and after the Closing.
Notwithstanding anything in this Agreement to the contrary, from and after February 19, 2008 until the Closing, SESI has not made and shall not, and shall cause the Company not to, make any distribution of cash or other assets of the Company to SESI or its Affiliates, except for the Beryl Transfer to SESI and reimbursements with respect to Expenditures. Further to the extent that SESI has received payments after the Effective Date with respect to the intercompany payable to it as reflected on the financial statements of the Company as of the Effective Date, SESI shall contribute in cash the amount of such payments to the bank accounts of the Company on or before the Closing Date.
     Section 2.4 Reconciliation.
          (a) Pre-Closing Estimate. At least five (5) Business Days prior to the Closing Date, SESI shall cause the Company to prepare and deliver to Dynamic a certificate signed by the Company’s treasurer (the “Pre-Closing Certificate”) setting forth his good-faith estimate of the Contribution Price, the Purchase Price, the Redemption Price, taking into account all adjustments set forth in Section 2.3 and Article IV of this Agreement. From and after the delivery of the Pre-Closing Certificate, Dynamic shall be permitted to review the Company’s working papers relating to the calculations set forth therein, and SESI and the Company shall provide Dynamic with reasonable access to the persons involved in preparing or reviewing such calculations. If Dynamic disagrees with any of the Company’s good faith estimates set forth in the Pre-Closing Certificate, SESI and Dynamic shall negotiate in good faith to resolve their differences prior to the Closing. If Dynamic provides a notice of agreement or does not provide a notice of disagreement within three (3) Business Days following its receipt of the Pre-Closing Certificate, then Dynamic shall be deemed to have accepted the calculations and the amounts set forth therein, which shall then be the amount used for purposes of determining the amount of the Contribution Price, the Purchase Price and the Redemption Price payable at Closing. The Contribution Price, the Purchase Price and the Redemption Price payable at the Closing, as adjusted pursuant to this Section 2.4(a), shall be referred to as the “Estimated Contribution Price,” the “Estimated Purchase Price” and the “Estimated Redemption Price,” respectively.

(b)	Post-Closing Reconciliation.
(i)	As soon as reasonably practicable following the Closing Date or the Effective Date, whichever is later, and in any event within ninety (90) days thereafter, the Company shall prepare and deliver to SESI and Dynamic a statement (the “Closing Statement”) setting forth calculations of the Contribution Price, the Purchase Price and the Redemption Price, taking into account all adjustments set forth in Section 2.3 and Article IV of this Agreement, including Capital Contributions, Expenditures, Imbalances and the other elements used to determine the adjustments in Section 2.3 and Article IV, as well as the economic benefits and burdens associated with the Assigned Working Interests for the period from the Effective Date until the Closing Date as if the transfer thereof had occurred as of the Effective Date, together with reasonably detailed supporting information. From and after the Closing, the Company shall provide SESI and Dynamic and their representatives reasonable access to the records relating to the calculations set forth in the Closing Statement as such party shall reasonably request. The Closing Statement shall take into account all adjustments and modifications to the accounting information of the Company resulting from the completion of the audited financial statements of Superior Energy Services, Inc. for the year ended December 31, 2007 and those relating to periods prior to the Effective Date. The Company shall provide a copy of such audited financial statements and all accompanying adjustments and modifications to SESI, Dynamic and Moreno in connection with the delivery of the Closing Statement.

(ii)	Within sixty (60) days after SESI’s and Dynamic’s receipt of the Closing Statement, each shall notify the Company and the other party as to whether it agrees or disagrees with the Closing Statement and, if it disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement. If SESI or Dynamic provides a notice of agreement or does not provide a notice of disagreement within such 60-day period, then it shall be deemed to have accepted the calculations and the amounts set forth in the Closing Statement delivered by the Company, which shall then be final, binding and conclusive against it for all purposes hereunder. If any such notice of disagreement is timely provided, then SESI and Dynamic shall each use their commercially reasonable efforts for a period of thirty (30) days thereafter to resolve any disagreements with respect to the calculations in the Closing Statement.

(iii)	If, at the end of the 30-day resolution period, SESI and Dynamic are unable to resolve any disagreements as to items in the Closing Statement, then PricewaterhouseCoopers (or such other independent accounting firm of recognized national standing as may be mutually selected by SESI and Dynamic) shall resolve any remaining disagreements. If PricewaterhouseCoopers is unwilling or unable to serve in such capacity and the Parties are unable to agree upon a replacement, then SESI shall within ten (10) days deliver to Dynamic a listing of three other accounting firms of recognized national standing and Dynamic shall within ten (10) days after receipt of such list, select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant, any disputed items required to determine any adjustments to the Contribution Price and the Purchase Price provided for in this Agreement. The costs and expenses of the Accountant shall be borne equally by SESI, on the one hand, and Dynamic and Moreno, on the other hand. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the Accountant shall be used to determine the Contribution Price and the Purchase Price.

(iv)	Within five (5) Business Days after the date on which the last disputed item required to determine any adjustments to the Contribution Price and the Purchase Price provided for in this Agreement is resolved pursuant to this Section 2.4(b), Dynamic and Moreno, as applicable, shall pay to the Company, and the Company shall immediately pay to SESI, an amount equal to the excess, if any, of the Contribution Price or the Purchase Price minus the Estimated Contribution Price or the Estimated Purchase Price, or SESI shall pay to the Company, and the Company shall immediately pay to Dynamic or Moreno, as applicable, an amount equal to the excess, if any, of the Estimated Contribution Price or the Estimated Purchase Price minus the Contribution Price or the Purchase Price.
ARTICLE III
CLOSING
     Section 3.1 Closing. The closing of the Transactions (the “Closing”) will take place at 10:00 a.m., at the offices of Jones, Walker, Waechter, Poitevent, Carrère and Denègre, L.L.P., 201 St. Charles Avenue, New Orleans, Louisiana, 70170, on the later of March 3, 2008 or the date of satisfaction or waiver of the conditions set forth in Article X, or such other date as SESI,

Moreno and Dynamic may mutually determine. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
     Section 3.2 Deliveries at Closing. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article X, (a) the Parties shall execute and deliver to each other the documents referred to in Article X, (b) Dynamic shall deliver to the Company (or upon the written request of SESI, directly to SESI as partial payment of the Estimated Redemption Price) the Estimated Contribution Price by wire transfer of immediately available funds to an account or accounts which have been designated by the Company (or SESI, as applicable) at least two (2) Business Days prior to the Closing, (c) Moreno shall deliver to the Company (or upon the written request of SESI, directly to SESI as partial payment of the Estimated Redemption Price) the Estimated Purchase Price by wire transfer of immediately available funds to an account or accounts which have been designated by the Company (or SESI, as applicable) at least two (2) Business Days prior to the Closing, (d) in the event SESI has not elected to directly receive the Estimated Contribution Price and the Estimated Purchase Price pursuant to subsections (b) and (c), the Company shall deliver to SESI the Estimated Redemption Price by wire transfer of immediately available funds to an account or accounts which have been designated by SESI at least two (2) Business Days prior to the Closing, (e) the Company shall deliver to Moreno the Subsidiary Interests, (f) the Company shall deliver to Dynamic the Dynamic Shares and (g) SESI shall deliver to the Company the Redeemed Shares.
ARTICLE IV
TITLE AND ENVIRONMENTAL MATTERS
     Section 4.1 Company’s Title; Environmental Matters. SESI represents and warrants to Dynamic and Moreno that (a) the Company has Defensible Title to the Properties and (b)(i) the Company’s operation of its assets have been in material compliance with all applicable Environmental Laws and (ii) there has been no contamination of groundwater, surface water or soil by the Company that requires remediation under applicable Environmental Laws. This Article IV shall provide Dynamic’s and Moreno’s exclusive remedy in respect of Title Defects and Environmental Defects.
     Section 4.2 Defensible Title. As used in this Agreement, the term “Defensible Title” means that title of the Company to the Properties prior to the transfer of the Assigned Working Interest to the Subsidiary which, subject in all instances to Permitted Encumbrances:
          (a) entitles the Company to receive throughout the duration of the productive life of any Lease, Well or Unit (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the “net revenue interest” share shown in Exhibit A of all Hydrocarbons produced, saved and marketed from such Lease, Well or Unit, except decreases in connection with those operations in which Company may be a non-consenting co-owner, decreases resulting from the reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment or amendment of pools or units, and decreases required to allow co-owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in Exhibit A;
          (b) obligates the Company to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Lease, Well or Unit not greater than the “working interest” shown in Exhibit A without increase throughout the productive life of such Lease, Well or Unit, except as required by Council of Petroleum Accountants Societies, Inc. (COPAS), except as stated in Exhibit A, and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law and increases that are accompanied by at least a proportionate increase in the Company’s net revenue interest; and
          (c) is free and clear of all Encumbrances.
     Section 4.3 Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:
          (a) lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce the Company’s net revenue interest in any Well or Unit below that shown in Exhibit A;
          (b) all leases, unit agreements, pooling agreements, operating agreements, production sales agreements, division orders and other sales contracts, agreements and instruments to which the Company is a party or by which any assets of the Company are bound (each, a “Contract”) to the extent that they do not, individually or in the aggregate, reduce the Company’s net revenue interest in any Well or Unit below that shown in Exhibit A;
          (c) third-party consent requirements and similar restrictions to which waivers or consents are obtained from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer, or which arise as a result of the Moreno Transaction;
          (d) Encumbrances for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
          (e) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
          (f) all rights to consent, required notices to, filings with, or other actions by any Governmental Authority in connection with the Transactions if they are customarily obtained subsequent to such transactions or arise as a result of the Moreno Transaction;
          (g) rights of reassignment arising upon final intention to abandon or release any assets of the Company;

          (h) easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations which do not materially interfere with or materially inhibit the normal conduct of such surface operations;
          (i) calls on production under existing Contracts;
          (j) gas balancing, cash balancing and other production balancing obligations with respect to any Well or Unit (it being understood that the Purchase Price adjustment in Section 2.3(c) addresses such imbalances and is the sole and exclusive remedy with respect to such imbalances) and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;
          (k) all rights reserved to or vested in any Governmental Authority to control or regulate the Company or any of its assets in any manner and all obligations and duties under all applicable Laws of any such Governmental Authority or under any Permit issued by any such Governmental Authority;
          (l) any actual or asserted termination of the Company’s title to any assets held by production as a consequence of the cessation of production or insufficient production over any period;
          (m) any Encumbrance on or affecting the assets of the Company the face value of which is expressly assumed, bonded or paid by SESI or its Affiliates (other than the Company) at or prior to Closing or which is discharged by SESI or its Affiliates (other than the Company) at or prior to Closing;
          (n) any litigation or other matters listed on Schedule 5.12;
          (o) any matters shown on Exhibit A; and
          (p) any other Encumbrances (i) which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, operation or ownership of the assets of the Company subject thereto or affected thereby (as currently used, operated or owned) and (ii) which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties.
     Section 4.4 Title Due Diligence; Title Defects and Benefits; Adjustments.
          (a) From the date of this Agreement until 5:00 p.m. Central Time on the date that is five (5) Business Days before the Closing (the “Title Claim Date”), SESI shall cause the Company to afford Dynamic (for itself and as authorized representative of Moreno pursuant to Section 9.4) and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of the Company in order for Dynamic to conduct a title examination as it may choose to conduct with respect to the Properties in order to determine whether Title Defects exist (“Dynamic’s Title Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Company or impede the efforts of the Company or SESI to comply with its other obligations under this Agreement. Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as same may now be in existence and in the possession of the Company, excluding, however, any information that the Company is prohibited from disclosing by bona fide, third party confidentiality restrictions (provided that SESI shall, and shall cause the Company to, use its reasonable efforts to cause such restrictions to be removed with respect to Dynamic). The cost and expense of Dynamic’s Title Review shall be borne solely by Dynamic. Prior to the Closing, Dynamic shall not contact any of the customers or suppliers of the Company or its working interest co-owners or operators in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the prior written consent of SESI.
          (b) If Dynamic discovers any Title Defects prior to the Title Claim Date, Dynamic must promptly deliver a written claim notice to SESI but in any event no later than the Title Claim Date. Such notice shall include (i) a specific description of the alleged Title Defects, (ii) the Wells or Units affected, (iii) the Allocated Values of the Wells or Units affected by the alleged Title Defects, (iv) supporting documents reasonably necessary for SESI to verify the existence of the alleged Title Defects and (v) the amount by which Dynamic reasonably believes the Allocated Values of those Wells or Units are reduced by the alleged Title Defects and the computations and information upon which Dynamic’s belief is based. Dynamic and Moreno shall be deemed to have waived all breaches of Section 4.1(a) for which SESI has not been given proper written notice as described above on or before the Title Claim Date.
          (c) Should Dynamic discover any Title Benefits on or before the Title Claim Date, Dynamic shall, as soon as practicable, but in any case by the Title Claim Date, deliver to SESI a written notice including (i) a specific description of the alleged Title Benefits, (ii) the Wells or Units affected and (iii) the computations and information upon which Dynamic’s belief is based. SESI shall have the right, but not the obligation, to deliver to Dynamic a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by SESI. SESI shall be deemed to have waived all Title Benefits of which neither party has given notice on or before the Title Claim Date, except to the extent Dynamic has failed to give a notice that it was obligated to give under this Section 4.4(c).
          (d) SESI and the Company shall have the right, but not the obligation, to (i) attempt, at SESI’s sole cost, to cure or remove, on or before the Closing Date, any Title Defects or (ii) exclude the Properties affected by such Title Defects from this Agreement, transfer such Properties to SESI and the Contribution Price and the Purchase Price paid at closing shall be reduced by the amount of the Allocated Values for such Properties if such Allocated Values are positive and increased by the amount of the Allocated Values for such Properties if such Allocated Values are negative. Notwithstanding the foregoing provisions of this Section 4.4(d), no reduction shall be made in the Contribution Price or the Purchase Price with respect to any Title Defect cured by SESI or the Company or for which SESI at its election executes and delivers to the Company a written indemnity agreement, in form and substance reasonably satisfactory to Dynamic, under which SESI agrees to fully, unconditionally and irrevocably indemnify and hold harmless the Company and its successors and assigns from any and all Losses arising out of or resulting from such Title Defect. This Section 4.4(d) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Dynamic and Moreno with respect to SESI’s breach of its representation and warranty in Section 4.1(a).
          (e) The Title Defect Amount resulting from a Title Defect shall be determined as follows:
(i)	if Dynamic and SESI agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)	if the Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Well or Unit;

(iii)	if the Title Defect represents a discrepancy between (A) the net revenue interest for any Well or Unit and (B) the net revenue interest or percentage stated on Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Well or Unit multiplied by a fraction, the numerator of which is the net revenue interest decrease or percentage ownership decrease and the denominator of which is the net revenue interest or percentage ownership stated on Exhibit A, provided that if the Title Defect is not effective or does not affect a Well or Unit throughout its entire term, the Title Defect Amount determined under this Section 4.4(e)(iii) shall be reduced accordingly;

(iv)	if the Title Defect represents an obligation, Encumbrance, burden or charge upon or other defect in title to the affected Well or Unit of a type not described in clauses (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Well or Unit so affected, the portion of Company’s interest in the Well or Unit affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well or Unit, the values placed upon the Title Defect by SESI and Dynamic and such other factors as are necessary to make a proper evaluation;

(v)	notwithstanding anything to the contrary in this Article IV, (A) an individual claim for a Title Defect for which a claim notice is given prior to the Title Claim Date shall only be subject to adjustment under this Article IV if the Title Defect Amount with respect to such claim exceeds $25,000 and (B) except for adjustments required by Section 4.5, there shall be no Purchase Price adjustment for Title Defects unless and until the aggregate amount of all Title Defect Amounts and all Environmental Defect Amounts for all Wells or Units for which claim notices were timely delivered in accordance with Section 4.4(b) exceed

$4,400,000, and then only to the extent such aggregate amount exceeds $4,400,000;

(vi)	if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect or (B) the share of such curative work cost and expense which is allocated to such Well or Unit pursuant to subsection (vii) below; and

(vii)	the Title Defect Amount with respect to a Well shall be determined without duplication of any costs or losses (A) included in another Title Defect Amount hereunder or (B) for which Dynamic otherwise receives credit in the calculation of the adjusted Purchase Price. To the extent that the cost to cure any Title Defect will result in the curing of all or a part of one or more other Title Defects, such cost of cure shall be allocated for purposes of Section 4.4(e)(vi) among the Wells or Units so affected on a fair and reasonable basis.
The Contribution Price shall be reduced by two thirds (2/3) and the Purchase Price shall be reduced by one third (1/3) of any Title Defect Amount calculated pursuant to this Section 4.4(e).
          (f) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Well or Unit multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the net revenue interest stated on Exhibit A, provided that if the Title Benefit is not effective or does not affect a Well or Unit throughout the entire life of the Well or Unit, the Title Benefit Amount determined under this Section 4.4(f) shall be reduced accordingly. The Contribution Price shall be increased by two thirds (2/3) and the Purchase Price shall be increased by one third (1/3) of any Title Benefit Amount calculated pursuant to this Section 4.4(f).
          (g) SESI may, at its option and Dynamic’s consent, continue, after the Closing but prior to the date of the final adjustment to the Contribution Price and the Purchase Price as provided in Section 2.4(b), to attempt to cure or remove any Title Defects; provided, that all such costs actually incurred by SESI in furtherance thereof shall be reimbursed or paid in the manner agreed to by the Parties at the time such consent is provided. If any Title Defect for which a Contribution Price and Purchase Price adjustment is made or indemnity given under Section 4.4(d) is cured or removed by SESI prior to the date of the final adjustment to the Contribution Price and the Purchase Price, then (i) SESI shall be reimbursed in that final adjustment for the amount of any previous deduction from the Contribution Price and the Purchase Price with respect to such Title Defect or (ii) such indemnity shall be deemed terminated without further action on the part of any Party, as applicable.
     Section 4.5 Environmental Due Diligence; Environmental Defects; Adjustments.
          (a) From the date of this Agreement until the Title Claim Date, Dynamic (for itself and as authorized representative of Moreno pursuant to Section 9.4) shall have the right, or the right to cause an environmental consultant reasonably acceptable to SESI (“Dynamic’s Environmental Consultant”), to conduct an environmental review of the Properties (“Dynamic’s Environmental Review”). No less than three (3) Business Days prior to the proposed commencement date of Dynamic’s Environmental Review, Dynamic shall notify SESI of the commencement of Dynamic’s Environmental Review and shall coordinate the locations of such activities with SESI. The cost and expense of Dynamic’s Environmental Review shall be borne solely by Dynamic. No Person, other than Dynamic’s Environmental Consultant and Dynamic’s employees or representatives, may conduct Dynamic’s Environmental Review. SESI shall have the right to have representatives thereof present to observe Dynamic’s Environmental Review conducted on the Properties or other Company facilities. With respect to any samples taken in connection with Dynamic’s Environmental Review, SESI shall be permitted to take split samples. Dynamic agrees to conduct Dynamic’s Environmental Review in a manner so as not to unduly interfere with the business operations of the Company and in compliance with all applicable Laws, and Dynamic shall exercise due care with respect to SESI’s properties and their condition.
          (b) Prior to the Closing, unless otherwise required by applicable Law, Dynamic shall (and shall cause Dynamic’s Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Dynamic’s Environmental Review and any reports or data generated from such review (“Environmental Information”), and Dynamic shall not (and shall cause Dynamic’s Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Authority or other third party (other than to any of Dynamic’s and Moreno’s members, managers, employees or representatives that agree to treat such information confidentially in accordance herewith) without the prior written consent of SESI. Prior to the Closing, unless otherwise required by applicable Law, Dynamic may use the Environmental Information only in connection with the Transactions. If Dynamic, Dynamic’s Environmental Consultant, if applicable, or any third party to whom Dynamic has provided any Environmental Information in accordance with this Section 4.5(b) becomes legally compelled to disclose any of the Environmental Information, Dynamic shall provide SESI with prompt written notice and SESI may file a protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Dynamic shall deliver the Environmental Information to SESI, which Environmental Information shall become the sole property of SESI. At any time upon SESI’s written request to Dynamic, Dynamic shall provide copies of any report of Dynamic’s Environmental Consultant to SESI without charge.
          (c) If Dynamic or Dynamic’s Environmental Consultant, as applicable, discovers any Environmental Defects prior to the Title Claim Date, Dynamic must promptly deliver a written claim notice to SESI but in any event no later than the Title Claim Date. Such notice shall include (i) a specific description of the alleged Environmental Defect, (ii) the Wells or Units affected by or associated with such Environmental Defect, (iii) if applicable, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, (iv) the written conclusion of Dynamic’s Environmental Consultant, if applicable, that an Environmental Defect is believed to exist, which conclusion shall be reasonably substantiated by the factual data gathered during Dynamic’s Environmental Review, (v) if feasible and applicable, a separate, reasonably specific citation of the provisions of the Environmental Laws alleged to be violated and the related facts that substantiate such violation; (vi) a description of the procedures recommended to correct, eliminate or pay the Environmental Defect, together with any related recommendations from Dynamic’s Environmental Consultant, if applicable; and (vii) Dynamic’s good faith estimate of the Environmental Defect Amount, including the basis for such estimate. Dynamic and Moreno shall be deemed to have waived all breaches of Section 4.1(b) for which SESI has not been given proper written notice as described above on or before the Title Claim Date.
          (d) SESI and the Company shall have the right, but not the obligation, to (i) attempt, at SESI’s sole cost, to cure or remove, on or before the Closing Date, any Environmental Defects or (ii) exclude the Properties affected by such Environmental Defects from this Agreement, transfer such Properties to SESI and the Contribution Price and the Purchase Price paid at closing shall be reduced by the amount of the Allocated Values for such Properties if such Allocated Values are positive and increased by the amount of the Allocated Values for such Properties if such Allocated Values are negative. Notwithstanding the foregoing provisions of this Section 4.5(d), no reduction shall be made in the Contribution Price or the Purchase Price with respect to any Environmental Defect cured by SESI or the Company or for which SESI at its election executes and delivers to Dynamic a written indemnity agreement, in form and substance reasonably satisfactory to Dynamic, under which SESI agrees to fully, unconditionally and irrevocably indemnify and hold harmless Dynamic and its successors and assigns from any and all Damages arising out of or resulting from such Environmental Defect. This Section 4.5(d) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Dynamic and Moreno with respect to SESI’s breach of its representation and warranty in
Section 4.1(b).
          (e) The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:
(i)	the Environmental Defect Amount shall be the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, plus the amount of any other Liabilities reasonably believed will be incurred or required to be paid by the Company with respect thereto;

(ii)	if Dynamic and SESI agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(iii)	if Dynamic and SESI are unable to agree on the Environmental Defect Amount, the Environmental Defect Amount shall be determined by taking into account the Allocated Value of the Well or Unit so affected, the portion of Company’s interest in the Well or Unit affected by the Environmental Defect, the legal effect of the Environmental Defect, the potential economic effect of the Environmental Defect over the life of the affected Well or Unit, the values placed upon the Environmental Defect by SESI and Dynamic and such other factors as are necessary to make a proper evaluation;

(iv)	notwithstanding anything to the contrary in this Article IV, (A) an individual claim for an Environmental Defect for which a claim notice is given prior to the Title Claim Date shall only be subject to adjustment under this Article IV if the Environmental Defect Amount with respect to such claim exceeds $25,000 and (B) there shall be no Purchase Price adjustment for Environmental Defects unless and until the aggregate amount of all Title Defect Amounts and all Environmental Defect Amounts for all Wells or Units for which claim notices were timely delivered in accordance with Section 4.4(b) exceed $4,400,000, and then only to the extent such aggregate amount exceeds $4,400,000; and

(v)	the Environmental Defect Amount with respect to a Well shall be determined without duplication of any costs or losses (A) included in another Environmental Defect Amount hereunder or (C) for which Dynamic otherwise receives credit in the calculation of the adjusted Purchase Price.
The Contribution Price shall be reduced by two thirds (2/3) and the Purchase Price shall be reduced by one third (1/3) of any Environmental Defect Amount calculated pursuant to this Section 4.5(e).
          (f) SESI may, at its option and Dynamic’s consent, continue, after the Closing but prior to the date of the final adjustment to the Contribution Price and the Purchase Price as provided in Section 2.4(b), to attempt to cure or remove any Environmental Defects; provided, that all such costs actually incurred by SESI in furtherance thereof shall be reimbursed or paid in the manner agreed to by the Parties at the time such consent is provided. If any Environmental Defect for which a Contribution Price and Purchase Price adjustment is made or indemnity given under Section 4.5(d) is cured or removed by SESI prior to the date of the final adjustment to the Contribution Price and the Purchase Price, then (i) SESI shall be reimbursed in that final adjustment for the amount of any previous deduction from the Contribution Price and the Purchase Price with respect to such Title Defect or (ii) such indemnity shall be deemed terminated without further action on the part of any Party, as applicable.
     Section 4.6 Disputed Title Defects and Environmental Defects. In the event that SESI and Dynamic are unable to reach an agreement prior to Closing as to whether (a) a Title Defect exists or, if it does exist, the Title Defect Amount attributable to such Title Defect or (b) an Environmental Defect exists or, if it does exist, the amount of the Environmental Defect Amount attributable thereto, any such dispute or claim (a “Deferred Adjustment Claim”) shall be resolved pursuant to this Section 4.6 and shall not prevent or delay the Closing. In no event shall any Title Defect Amount or Environmental Defect Amount asserted by Dynamic as a Deferred Adjustment Claim exceed the amount asserted by Dynamic therefor prior to the Title Claim Date. With respect to each potential Deferred Adjustment Claim, Dynamic shall deliver to SESI prior to Closing a written notice describing each such potential Deferred Adjustment Claim, Dynamic’s good faith estimate of the value attributable to such Deferred Adjustment Claim (“Dynamic’s Estimate”) and a statement setting forth the facts and circumstances that support Dynamic’s position with respect to such Deferred Adjustment Claim and Dynamic’s Estimate.

An amount equal to Dynamic’s Estimate of any Deferred Adjustment Claims (the “Adjustment Amount”) shall be deducted from the Contribution Price and the Purchase Price (two thirds (2/3) of such amount shall be deducted from the Contribution Price and one third (1/3) of such amount shall be deducted from the Purchase Price) otherwise payable at Closing and paid into an escrow account (the “Defects Escrow”) established with a federally insured savings or banking institution mutually acceptable to SESI and Dynamic (the “Defects Escrow Agent”) pursuant to the terms of a written escrow agreement mutually acceptable to the Defects Escrow Agent, SESI and Dynamic (the “Defects Escrow Agreement.”). Any Adjustment Amount deposited into the Defects Escrow pursuant to this Section 4.6 will remain therein until released as provided in this Section 4.6. On or prior to the thirtieth (30th) calendar day following the Closing Date (the “Deferred Matters Date”), SESI and Dynamic shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims. Any Deferred Adjustment Claims which are not so resolved on or before the Deferred Matters Date may be submitted by either party to final and binding arbitration in accordance with Section 13.1. Notwithstanding anything herein provided to the contrary, SESI shall be entitled to cure any Title Defect which gives rise to a Deferred Adjustment Claim at any time prior to the point in time when a final and binding written decision of the Independent Expert is made pursuant to Section 13.1. If the value of any Deferred Adjustment Claim determined under the final and binding written decision of the Independent Expert pursuant to Section 13.1 or the written agreement of SESI and Dynamic (the “Resolved Amount”) is less than or equal to the Adjustment Amount regarding such Deferred Adjustment Claim, then the Resolved Amount withheld in the Defects Escrow (together with interest thereon) shall be promptly released therefrom to Dynamic and Moreno in accordance with the terms of the Defects Escrow Agreement and, to the extent applicable, the remaining amount withheld in the Defects Escrow with respect to such Deferred Adjustment Claim (the “Overheld Amount”) (together with interest thereon) shall be promptly released to SESI in accordance with the terms of the Defects Escrow Agreement. Notwithstanding anything herein contained to the contrary, in no event shall the Resolved Amount (less any interest earned thereon) be greater than Dynamic’s Estimate.
     Section 4.7 Survival of Title and Environmental Representations. The representations and warranties in Section 4.1 shall terminate as of the Title Claim Date and shall have no further force or effect thereafter.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SESI
     SESI hereby makes the following representations and warranties to Dynamic and Moreno with respect to itself and the Company and, as of the Closing, the Subsidiary. All such representations and warranties are subject to the qualifications and exceptions set forth in the Schedules. Any disclosure, qualification or exception included in any Schedule with respect to a particular Section of this Article V shall be deemed to be included in each other Schedule applicable to any other Section of this Article V only to the extent that the relevance of the disclosure, qualification or exception to such other Section is readily apparent on the face of the Schedules.

     Section 5.1 Organization and Good Standing; Foreign Qualification; Books and Records.
          (a) SESI is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.
          (b) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Louisiana, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted. The Company is duly qualified or authorized to do business as a limited liability company and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.
          (c) The Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Louisiana, and has all requisite power and authority to own and lease the properties it shall own and lease as of the Closing Date and to carry on its business as such business will be conducted from and after the Closing Date. The Subsidiary is duly qualified or authorized to do business as a limited liability company and will be in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties from and after the Closing will require such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.
          (d) The minute books and other similar records of the Company and the Subsidiary provided to Dynamic contain all of the records of actions taken at meetings of the members or managers of the Company and the Subsidiary, as applicable, and of all written consents executed in lieu of the holding of any such meeting and contain all records of ownership of any equity of the Company and the Subsidiary, as applicable.
          (e) The Subsidiary is newly formed, and prior to the Closing Date will not conduct any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
     Section 5.2 Capitalization; Subsidiaries.
          (a) SESI is the sole member of the Company, and the Company will be the sole member of the Subsidiary. The membership interests held by SESI and to be held by the Company (a) constitute all of the issued and outstanding membership interests of the Company and the Subsidiary, respectively, (b) are or will be validly authorized and issued, fully paid and nonassessable, and (c) are or will be owned beneficially and of record entirely by SESI or the Company, respectively. There are no outstanding subscriptions, options, warrants, calls, commitments or plans by the Company to issue any additional membership interest, and there will be no outstanding subscriptions, options, warrants, calls, commitments or plans by the

Subsidiary to issue any additional membership interest (other than to the Company). No Person other than SESI owns or otherwise has any rights to any equity securities of the Company, and no Person other than the Company will own or otherwise have any rights to any equity securities of the Subsidiary.
          (b) Except for the Subsidiary and as set forth on Schedule 5.2(b), the Company does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture, limited liability company or partnership, association or other Person, nor, except as set forth on Schedule 5.2(b), has the Company made any capital investment in, any loan to, or any acquisition of the securities of, any corporation, partnership, joint venture, limited liability company or partnership, association or other Person. The Company has made all capital contributions required with respect to the joint ventures and other entities set forth on Schedule 5.2(b) and there are no further obligations or commitments of the Company to make any capital contributions with regard to such joint ventures or entities, or any other entity. At the Closing, the Company will have no obligation to provide any guaranty with respect to the obligations of any other Person.
     Section 5.3 Authorization.
          (a) SESI has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which SESI is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of SESI. This Agreement has been, and each Ancillary Agreement to which SESI is a party will be at or prior to the Closing, duly and validly executed and delivered by SESI, and (assuming the due authorization, execution and delivery by the other Parties and the other parties thereto) this Agreement constitutes, and each Ancillary Agreement to which SESI is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of SESI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (b) The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Company. This Agreement has been, and each Ancillary Agreement to which the Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other Parties and the other parties thereto) this Agreement constitutes, and each Ancillary Agreement to which the Company is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 5.4 Conflicts; Consent of Third Parties. Except as set forth in Schedule 5.4, none of the execution and delivery by SESI or the Company of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, or compliance by SESI or the Company with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of SESI or the Company; (ii) any Contract or Permit to which SESI or the Company is a party or by which any of the properties or assets of SESI or the Company are bound (other than with respect to any provisions related to changes in credit ratings); (iii) any Order of any Governmental Authority applicable to SESI or the Company or by which any of the properties or assets of SESI or the Company are bound; or (iv) any applicable Law; other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that result from the Moreno Transaction; or (b) require SESI or the Company to obtain any consent, waiver, approval, Order, Permit or authorization of, or declare or file with, or give notification to, any Person or Governmental Authority, except for (i) compliance with the applicable requirements of any United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), and (ii) such consents, waivers, approvals, Orders, Permits or authorizations that result from the Moreno Transaction.
     Section 5.5 Personal Property. To the Company’s Knowledge, except as set forth in Schedule 5.5, all equipment, machinery, fixtures and other real, personal, and mixed properties, held for use in connection with the operation of the Properties or the production of Hydrocarbons from the Properties are in a state of repair so as to be adequate for normal operations.
     Section 5.6 Financial Statements. Schedule 5.6 sets forth copies of the unaudited balance sheets of the Company as of December 31, 2007 and 2006, and the related unaudited statements of income for the calendar years 2007 and 2006, (collectively, the “Financial Statements”). The balance sheets of the Company included in the Financial Statements fairly present the financial position of the Company as of the respective dates thereof, and the statements of income of the Company included in the Financial Statements fairly present the results of operations and financial position of the Company for the respective periods set forth therein; and each of such statements has been prepared from the books and records of the Company in accordance with GAAP, consistently applied during the periods involved, except the Financial Statements do not include footnotes. The amounts reflected in the Financial Statements as of December 31, 2007 and for the calendar year 2007 are also reflected, without adjustment, in the audited consolidated balance sheet and audited consolidated statement of income of Superior Energy Services, Inc.

     Section 5.7 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth in Schedule 5.7, since December 31, 2007 the Company has conducted its businesses in the ordinary course of business consistent with past practices and:
          (a) there has not been any Material Adverse Effect;
          (b) has not entered into, or modified, amended or terminated, a Material Contract or waived any rights or benefits thereunder, except with respect to a Material Contract that has terminated at the end of its term in accordance with the terms thereof without modification, amendment, termination or waiver;
          (c) has not entered into any employment, consulting, severance, benefit, incentive or indemnification agreement or an agreement with respect to a retention bonus or change-in-control (nor amended any such agreement) with any of its employees or any other Person;
          (d) to the Company’s Knowledge, there has been no actual, pending or threatened adverse change in the relationship of the Company with any material customer, supplier, distributor or representative of the Company outside the ordinary course of business consistent with past experience;
          (e) has not increased the annual level of compensation of any employee of the Company, except such increases made in the ordinary course of business consistent with past practice;
          (f) has not changed any accounting or Tax reporting principles, methods or policies;
          (g) has not made or rescinded any election relating to Taxes or settled or compromised any Claim relating to Taxes;
          (h) has not mortgaged, pledged or subjected any of its assets or properties to any Encumbrance, other than Permitted Encumbrances;
          (i) has not canceled or compromised any debt or Claim, except in the ordinary course of business consistent with past practice;
          (j) has not instituted or settled any material legal actions, suits or other legal proceedings; or
          (k) there is no Contract, commitment or agreement by the Company to do any of the foregoing.
     Section 5.8 Taxes.
          (a) Since its formation, the Company has been a disregarded entity for federal income tax purposes as described in Treasury Regulation Section 301.7701-(2)(c)(2)(i).

          (b) Except as set forth in Schedule 5.8(b):
(i)	the Company has timely filed all Tax Returns required to be filed by it (taking into account requests for extensions to file such returns), all such Tax Returns are correct and complete in all respects, and all Taxes due on such Tax Returns have been paid;

(ii)	all Taxes, including ad valorem, property, production, severance, and similar Taxes and assessments (including penalties and interest) based on or measured by the ownership of the Properties, the production of Hydrocarbons, or the receipt of proceeds therefrom, that have become due and payable by the Company have been properly paid;

(iii)	there are no Encumbrances on any of the assets of the Company that arose in connection with any failure to pay any Tax;

(iv)	the Company has complied with all applicable Laws relating to the payment and withholding of Taxes, and all Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Tax Authority;

(v)	the Company is not a successor to any member of the Affiliated Group by merger, conversion or otherwise;

(vi)	the Company has no liability for the income Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law) as a transferee or successor, by contract or otherwise;

(vii)	no claims, adjustments or deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are still pending;

(viii)	there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of the Company or the assessment or collection of any Tax, and no requests for waivers of the time to assess any amounts of Taxes of the Company have been made that are still pending;

(ix)	no claim has been made by any Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in that jurisdiction;

(x)	no Tax Return filed by the Company is under current audit or examination by any Tax Authority;

(xi)	the Company is not party to or bound by any Tax allocation or Tax sharing or Tax indemnification agreement; and

(xii)	none of the assets of the Company is held in an arrangement treated as a partnership for income Tax purposes.
     Section 5.9 Material Contracts.
          (a) Schedule 5.9(a) sets forth the following Contracts, other than the Leases and Contracts between the Company and SESI or SESI’s Affiliates that will be terminated prior to or upon the Closing (“Material Contracts”):
(i)	any Contract that (A) can reasonably be expected to result in aggregate payments by the Company of more than $200,000 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) during the current or any subsequent calendar year and (B) has term of greater than one (1) year and is not terminable without penalty on thirty (30) days or fewer notice during the current or any subsequent calendar year;

(ii)	any Contract that (A) can reasonably be expected to result in aggregate revenues to the Company of more than $200,000 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) during the current or any subsequent calendar year and (B) has term of greater than one (1) year and is not terminable without penalty on thirty (30) days or fewer notice during the current or any subsequent calendar year;

(iii)	any Hydrocarbon purchase and sale, marketing, transportation, processing or similar Contract that is not terminable without penalty on thirty (30) days or fewer notice;

(iv)	any Contract that creates or evidences an asset purchase or sale agreement that has not been consummated or under which the Company has not fully performed all of its obligations as of the date hereof;

(v)	any farm-in or farm-out agreements, exploration agreements, participation agreements and similar agreements providing for the earning or granting of an equity or profits interest that has not been fully performed;

(vi)	any employment Contract between the Company and any of its officers or employees or any Contracts which, upon the Closing, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether severance pay or otherwise) becoming due by the Company or the acceleration or vesting of any right to any material payment or benefits, from the Company to any of its officers, employees or consultants;

(vii)	any Contract that is an indenture, mortgage, loan, credit or sale-leaseback or similar financial contract;

(viii)	any hedge, forward sale, swap or similar Contract;

(ix)	any Contract that expressly limits the ability of the Company to compete in or conduct any line of business or compete with any Person or in any geographic area;

(x)	any Contract that is a joint venture agreement, partnership agreement or similar agreement involving a sharing of profits or expenses with one or more third parties, including any joint operating agreements with respect to the Properties; and

(xi)	any Contract with SESI or an Affiliate of SESI which will not be terminated on or prior to Closing and/or that is in effect from and after the Effective Date.
          (b) The Company has made available to Dynamic true and complete copies of each Lease and Material Contract, together with all amendments or supplements thereto. Except as set forth in Schedule 5.9(b), and except for such matters that would not have a material adverse effect with respect to a particular Property or Material Contract, there exist no defaults under any Lease or Material Contract by the Company, and to the Company’s Knowledge, by any other Person that is a party to such Contracts. Further, to the Company’s Knowledge, no other party to any Material Contract intends not to honor its obligations thereunder and, except as set forth in Schedule 5.9(b), the Company is not participating in any negotiations regarding an amendment to any Material Contract.
     Section 5.10 Employee Benefits.
          (a) Schedule 5.10(a) sets forth a true, correct and complete list, as of the date hereof, of each Benefit Plan (i) that is sponsored, maintained, administered, or contributed to by the Company or any ERISA Affiliate of the Company, and (ii) which covers any employee or former employee of the Company or any ERISA Affiliate of the Company or with respect to which the Company has or may have any liability, including contingent liability (such Benefit Plans referred to as the “Company Benefit Plans”); provided however, that Schedule 5.10(a) excludes any stock options, stock appreciation rights and other forms of real and phantom equity grants and incentives for which the Company has no liability or obligation. The Company or SESI has delivered or made available to Dynamic correct and complete copies for each Company Benefit Plan of the plan documents and summary plan descriptions, the most recent determination letter or, if applicable, opinion letter received from the Internal Revenue Service with respect thereto, the most recent Form 5500 Annual Report prepared in connection with any Company Benefit Plan, and all related trust agreements, insurance contracts, and other funding agreements with respect to a Company Benefit Plan.

          (b) Neither the Company nor any ERISA Affiliate contributes to nor has an obligation to contribute to, and has never contributed to or had an obligation to contribute to, a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, nor has or had any other liability in respect thereof.
          (c) Except as set forth in Schedule 5.10(c):
(i)	with respect to each Company Benefit Plan, the Company has performed all material obligations, whether arising by operation of Law or by contract, required to be performed by it, and no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any liability for failure to operate and administer such Company Benefit Plan in accordance with its terms or any applicable Law;

(ii)	each Company Benefit Plan, if any, intended to be qualified under Section 401 of the Code (A) satisfies in form the requirements of such Code Section except to the extent amendments are not required by Law to be made until a date after the Closing Date, (B) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, and (C) has not been operated in a way that would reasonably be expected to adversely affect its qualified status;

(iii)	there are no actions, suits, or claims pending (other than routine claims for benefits) with respect to any Company Benefit Plan or its assets, and there is no matter pending (other than routine qualification determination filings) with respect to any Company Benefit Plan before the Internal Revenue Service or any other Governmental Authority;

(iv)	all contributions required to be made to any Company Benefit Plan pursuant to its terms and the provisions of ERISA, the Code, or any other applicable Law have been timely made;

(v)	no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA, Section 4980B of the Code and other applicable Law;

(vi)	each Company Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws; and

(vii)	with respect to each Company Benefit Plan, there have been no prohibited transactions under Title I of ERISA or Section 4975 of the Code. No fiduciary (as defined in ERISA Section 3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan which breach or failure could impose liability upon the Company or any subsidiary of the Company. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened and, to the Company’s Knowledge, there is no basis for any such action, suit proceeding, hearing or investigation.
          (d) Except as set forth in Schedule 5.10(d) or as provided for in Section 9.1 hereof, in connection with the consummation of the Transactions, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made by the Company hereunder, nor is there any obligation for any such payments, acceleration or provision of rights, under any agreement contemplated herein, or under any Company Benefit Plan, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered. There is no contract, agreement, plan or arrangement covering any Company Employee or former employee, director, consultant or independent contractor of the Company that could give rise to any payment to any Company Employee or former employee, director, consultant or independent contractor of the Company that would not be deductible by the Company on account of Code Sections 162(m) or 280G. Each Company Benefit Plan that could be deemed a “nonqualified deferred compensation” arrangement under Code Section 409A has been maintained and administered in good faith compliance with such section, and no service provider is entitled to a tax gross-up or similar payment for any tax or interest that may be due under such section.
          (e) Prior to the Closing, SESI shall take all actions necessary to cause the Company to cease to be an adopting or participating employer under any of SESI’s Benefit Plans. From and after the Closing, the Company shall not have any responsibility or Liability with respect to such Benefit Plans, and SESI shall remain liable and responsible for the provision of benefits under the Company Benefit Plans for benefits accrued and any claims incurred but not yet paid as of the Closing.
     Section 5.11 Employees; Employee Relations.
          (a) The Company has previously provided to Dynamic a true and complete list of all employees of the Company as of the date of this Agreement (“Company Employees”) by name, title, location, classification as exempt or non-exempt, initial date of hire by the Company, seniority or service credit date if different from initial date of hire, status (whether active or on leave absence, and if on leave, the type of leave), annual salaries or wage rates, incentive compensation arrangements, bonuses, accrued but unused vacation, sick or other paid leave and the rate at which such paid leave is accrued. There are no employees of SESI or any of its Affiliates (other than the Company) used exclusively in the Company’s business. No Company Employee has notified the Company that he or she intends to resign or retire as a result of the Transactions. There are no written contracts or agreements of employment between the Company and any Company Employees that will remain in effect from and after the Closing.
          (b) (i) The Company is not a party to, bound by, or negotiating any collective bargaining agreement or other labor union contract; (ii) there are no current or, to the Company’s Knowledge, threatened organizational campaigns, petitions or other unionization activities and there have been no such any such activities within the past three (3) years; (iii) there is no current, pending or, to the Company’s Knowledge, threatened strikes, disputes, slowdowns, work stoppages or other labor controversy involving the Company and there have been no such activities within the past three (3) years; and (iv) there are no unfair labor practice complaints or any union representation questions or certification petitions involving the Company pending before the National Labor Relations Board and there have been no such complaints, questions or petitions within the last three (3) years.
          (c) (i) The Company has materially complied, and is in material compliance, with all Laws relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work within the United States, occupational safety and health, and privacy of information; (ii) there are no Legal Proceedings pending or, to the Company’s Knowledge, threatened or demands by or on behalf of any current or former Company Employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or failure to comply with, any Laws relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work within the United States, occupational safety and health, and privacy of information, and there have been no such Legal Proceedings or demands within the past three (3) years; (iii) the Company has timely paid or made provision for payment of all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick and other paid leave with respect to all current and former Company Employees or otherwise on account of employment; and (iv) the Company is not party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former Company Employee, the terms and conditions of employment, or the working conditions of any Company Employee.
     Section 5.12 Litigation. Except as set forth in Schedule 5.12, there are no Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company before any Governmental Authority. The Company is not subject to any settlement, consent decree, judgment, order or finding, in each case, that affect or would affect its business or assets or the consummation of the Transactions.
     Section 5.13 Compliance with Laws. Except as set forth in Schedule 5.13, where the Company is the operator, and to the Company’s Knowledge in respect of Properties operated by others, the Properties are being operated in material compliance with all applicable Laws. Further, to the Company’s Knowledge, no notice in writing from any Governmental Authority or any other Person has been received by the Company claiming any material violation of or noncompliance with any Law with respect to the Properties or claiming any material violation of or noncompliance with any provision of the Leases. None of the Company nor any member, director, officer, agent, employee or other person associated with or acting on behalf of the Company has used any funds of the Company for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee, violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     Section 5.14 Permits. The Company currently has all Permits that are necessary to operate its business as currently conducted, except where the absence of which would not reasonably be expected to have a Material Adverse Effect. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except as a result of the Moreno Transaction or where such default or violation would not reasonably be expected to have a material adverse effect with respect to any Property.
     Section 5.15 Royalties. Except as set forth in Schedule 5.15 and such other items that are being held in suspense as set forth in Schedule 5.16, all royalties, overriding royalties and other burdens on production due with respect to the Properties have been paid. Except for revenues for which the Company has the right to net or offset against costs or expenses owed to the Company, all revenues received by the Company, in its capacity as operator of the Properties, for the sale of Hydrocarbons attributable to any joint working interest owner’s interests in the leases included in the Properties have been paid.
     Section 5.16 Suspense. Schedule 5.16 sets forth a list of all proceeds held in suspense by the Company that are attributable to the Leases, a description of the source of such funds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the parties claiming such funds or to whom such funds are owed.
     Section 5.17 Gas Imbalances. Except as set forth in Schedule 5.17, as of respective dates for each Property set forth in such Schedule, the Properties did not have an aggregate net overproduction or underproduction imbalance or field or transportation imbalance.
     Section 5.18 Consents and Preferential Purchase Rights. Except as set forth in Schedule 5.18, none of the Properties is subject to any preferential rights to purchase which would become exercisable as a result of the Dynamic Transaction, nor are any third-party consents to assignment required with respect to the Dynamic Transaction, except consents and approvals of assignments by any Governmental Authority that are customarily obtained after Closing.
     Section 5.19 Insurance. Schedule 5.19 describes all policies of insurance maintained by or for the benefit of the Company (including a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts, and (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof), all of which are in full force and effect, and all premiums due and owing in connection with such policies have been paid. The Company has not received written notice of any cancellation or any threatened cancellation of any such policies, and the Company is a named insured or loss payee, as applicable, under each such policy. The Company has given notice or has otherwise presented every material claim known to the Company to be covered by insurance under such policies in a timely fashion. Schedule 5.19 sets forth a complete list of all claims by the Company under insurance policies during the five (5) year period preceding the date of this Agreement with respect to operations, or damage or destruction to, any of the Properties.
     Section 5.20 Bonding. Schedule 5.20 lists all of the bonds and other security arrangements that SESI or the Company maintains as to the Properties or any portion thereof. No claim has been made by any Governmental Authority that the Company has failed to comply with any Law governing the requirements of bonds as to the Company’s operations of the Properties.
     Section 5.21 Intellectual Property. The Company does not own or use in the conduct of its business any patents, trademarks, technology, know-how, data, tradenames, service marks, licenses and other intellectual property, other than intellectual property that is generally commercially available. To the Company’s Knowledge, the Company has not interfered with, infringed upon, misappropriated, or violated any intellectual property right of any third party.
     Section 5.22 Broker’s Fee. No broker, finder, agent or similar intermediary has acted on behalf of SESI, the Company or any of their Affiliates in connection with this Agreement or the Transactions.
     Section 5.23 Outstanding Capital Commitments. With exception of those outstanding capital commitments shown on Schedule 5.23, to the Company’s Knowledge, there are no outstanding authority for expenditures (“AFEs”) or other commitments to make capital expenditures which are binding on the Company or the Properties, in excess of $100,000 individually or in the aggregate.
     Section 5.24 Accounts Receivable. All of the accounts receivable of the Company have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to the Company and have been accrued in accordance with GAAP.
     Section 5.25 Manager and Officer Indemnification. The managers, officers, employees and agents of the Company are not entitled to indemnification from the Company, except to the extent that indemnification rights are mandated by the applicable limited liability company act or the Company’s Organizational Documents, copies of which have been provided to Dynamic. There are no pending or threatened claims for indemnification by any manager, officer, employee or agent of the Company.
     Section 5.26 Bank Accounts. Schedule 5.26 all bank accounts or other financial institutions with which the Company has an account, showing the type and account number of each such account, and the names of Persons authorized as signatories thereon or to act or deal in connection therewith.

     Section 5.27 Abandonment Obligations. Exhibit A to the Turnkey Contract identifies all of the wells, platforms and pipelines that are either (a) owned and operated by the Company and will require plugging and abandonment and/or decommissioning after the Closing Date or (b) for which the Company is otherwise contractually obligated to control the plugging and abandonment and/or decommissioning. The amounts reflected on such Exhibit A for each abandonment obligation of the Company are net undiscounted amounts calculated in accordance with SFAS 143, appropriately adjusted to reflect a one hundred percent (100%) working interest in the wells, platforms and pipelines identified thereon.
     Section 5.28 Environmental Matters.
          (a) Except as set forth in Schedule 5.28(a), the Company has not entered into and, to the Company’s Knowledge, is not subject to any agreements, consents, orders, decrees, judgments, license or permit conditions or other directives of any Governmental Authority based on any Environmental Law that relates specifically to the future use of any of the Properties or that requires any change in the present condition of any of the Properties.
          (b) Except as set forth in Schedule 5.28(b), the Company has not received, and to the Company’s Knowledge no third party operator of any of the Properties has received, written notice from any Person with respect to any release, disposal or incident concerning hazardous substances with respect to any land, facility, asset or property included in the assets of the Company that: (i) interferes with or prevents compliance by the Company with any Environmental Law or the terms of any Permit issued pursuant thereto; or (ii) gives rise to or results in any Liability of the Company to any Person which, in the case of either clause (i) or (ii) hereof, that would have a material effect on the value of a Property.
          (c) To the Company’s Knowledge, all material reports, studies, written notices from Governmental Authorities pertaining to environmental matters, tests, analyses, and other documents specifically addressing environmental matters related to the Company’s ownership or operation of the Properties, which are in the Company’s possession, have been made available to Dynamic.
          (d) Except as set forth in Schedule 5.28(d), to the Company’s Knowledge, there are no outstanding fines or penalties owed by the Company to any Governmental Authority with respect to environmental matters pertaining to the Properties and, to the Company’s Knowledge, no violation of any Environmental Laws pertaining to the use or operation of any of the Properties has occurred which currently requires remediation at a cost in excess of $100,000.00.
     Section 5.29 Status of Leases. To the Company’s Knowledge, the Leases have been maintained by the Company according to their terms and the Company has not received written notice of violation of any terms or any Leases or Laws applicable thereto.
     Section 5.30 Disclaimers.
          (a) Except as and to the extent expressly set forth in Section 4.1 and this Article V, (i) SESI makes no representations or warranties, express or implied, and (ii) SESI expressly disclaims all liability and responsibility for any representation or warranty made or communicated (orally or in writing) to Dynamic, Moreno or any of their Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Dynamic or Moreno by any officer, director, employee, agent, consultant, representative or advisor of SESI, the Company or any of their Affiliates).
          (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.1, THIS ARTICLE V AND ALL SCHEDULES REFERENCED IN THIS ARTICLE V OR SCHEDULE 8.5, SESI EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE COMPANY’S OR THE SUBSIDIARY’S PROPERTIES OR OTHER ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES OR OTHER COMPANY OR SUBSIDIARY ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE PROPERTIES OR OTHER COMPANY OR SUBSIDIARY ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR OTHER COMPANY OR SUBSIDIARY ASSETS, OR FUTURE REVENUES GENERATED BY THE PROPERTIES OR OTHER COMPANY OR SUBSIDIARY ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE PROPERTIES OR OTHER COMPANY OR SUBSIDIARY ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PROPERTIES OR OTHER COMPANY OR SUBSIDIARY ASSETS, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT DYNAMIC AND MORENO SHALL BE DEEMED TO BE OBTAINING AN INDIRECT INTEREST IN THE COMPANY’S AND THE SUBSIDIARY’S, RESPECTIVELY, ASSETS, EQUIPMENT AND OTHER TANGIBLE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT DYNAMIC AND MORENO HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS DYNAMIC AND MORENO DEEM APPROPRIATE.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF DYNAMIC
     Dynamic hereby makes the following representations and warranties to SESI and the Company:
     Section 6.1 Organization and Good Standing. Dynamic is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

     Section 6.2 Authorization. Dynamic has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which Dynamic is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which Dynamic is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of Dynamic. This Agreement has been, and each Ancillary Agreement to which Dynamic is a party will be at or prior to the Closing, duly and validly executed and delivered by Dynamic, and (assuming the due authorization, execution and delivery by the other Parties and the other parties thereto) this Agreement constitutes, and each Ancillary Agreement to which Dynamic is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of Dynamic, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 6.3 Conflicts; Consents of Third Parties. None of the execution and delivery by Dynamic of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by Dynamic with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of Dynamic; (ii) any Contract or Permit to which Dynamic is a party or by which any of the properties or assets of Dynamic are bound; (iii) any Order of any Governmental Authority applicable to Dynamic or by which any of the properties or assets of Dynamic are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to have a material adverse effect on the ability of Dynamic to perform its obligations under this Agreement or to consummate the Transactions; or (b) require Dynamic to obtain any consent, waiver, approval, Order, Permit or authorization of, or declare or file with, or give notification to, any Person or Governmental Authority, except for (i) compliance with the applicable requirements of the Antitrust Laws, and (ii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on the ability of Dynamic to perform its obligations under this Agreement or to consummate the Transactions.
     Section 6.4 Financial Ability to Perform. Dynamic has and will have at the Closing available cash contributed or committed to be contributed by or on behalf of its members that is sufficient to enable it to pay the Contribution Price at the Closing and to comply with its obligations under this Agreement and the Ancillary Agreements.
     Section 6.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Dynamic, threatened in writing against Dynamic, or to which Dynamic is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Dynamic to perform its obligations under this Agreement or to consummate the transactions hereby. Dynamic is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Dynamic to perform its obligations under this Agreement or to consummate the Transactions.
     Section 6.6 Independent Investigation. Dynamic is (or its investment advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Dynamic acknowledges and affirms that (a) it has, or prior to the Closing will have, made all such independent investigation, verification, analysis and evaluation of the Company, the Subsidiary and the Properties and (b) it has, or prior to Closing will have, made all such reviews and inspections of the Properties and other assets of the Company and the Subsidiary and their businesses, books and records, results of operations, conditions and prospects of the Company and the Subsidiary as it has deemed necessary or appropriate to execute and deliver this Agreement. Except for the representations and warranties of SESI contained in Section 4.1 and Article V, Dynamic acknowledges that there are no representations or warranties, express or implied, as to the financial condition, Properties or other assets of the Company or the Subsidiary, liabilities, equities, operations or business of the Company or the Subsidiary and that in making its decision to enter into this Agreement and consummate the Transactions, Dynamic has relied exclusively upon its own independent investigation, verification, analysis and evaluation.
     Section 6.7 Securities Matters. Dynamic is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Dynamic Shares solely for its own account and not with a view to any distribution or disposition thereof. Dynamic understands that (a) the Dynamic Shares have not been registered under the Securities Act or registered or qualified under any applicable state securities laws in reliance upon specific exemptions therefrom, and (b) the Dynamic Shares may not be transferred or sold except in a transaction registered or exempt from registration under the Securities Act, and registered or qualified or exempt from registration or qualification under any applicable state securities laws.
     Section 6.8 Broker’s Fee. No broker, finder, agent or similar intermediary has acted on behalf of Dynamic or any of their Affiliates in connection with this Agreement or the Transactions.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF MORENO
     Moreno hereby makes the following representations and warranties to SESI and the Company:
     Section 7.1 Organization and Good Standing. Moreno is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.
     Section 7.2 Authorization. Moreno has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which Moreno is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which Moreno is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of Moreno. This Agreement has been, and each Ancillary Agreement to which Moreno is a party will be at or prior to the Closing, duly and validly executed and delivered by Moreno, and (assuming the due authorization, execution and delivery by the other Parties and the other parties thereto) this Agreement constitutes, and each Ancillary Agreement to which Moreno is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of Moreno, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 7.3 Conflicts; Consents of Third Parties. None of the execution and delivery by Moreno of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by Moreno with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of Moreno; (ii) any Contract or Permit to which Moreno is a party or by which any of the properties or assets of Moreno are bound; (iii) any Order of any Governmental Authority applicable to Moreno or by which any of the properties or assets of Moreno are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to have a material adverse effect on the ability of Moreno to perform its obligations under this Agreement or to consummate the Transactions; or (b) require Moreno to obtain any consent, waiver, approval, Order, Permit or authorization of, or declare or file with, or give notification to, any Person or Governmental Authority, except for (i) compliance with the applicable requirements of the Antitrust Laws, and (ii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on the ability of Moreno to perform its obligations under this Agreement or to consummate the Transactions.
     Section 7.4 Financial Ability to Perform. Moreno has and will have at the Closing available cash contributed or committed to be contributed by its members that is sufficient to enable it to pay the Purchase Price at the Closing and to comply with its obligations under this Agreement and the Ancillary Agreements.
     Section 7.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Moreno, threatened in writing against Moreno, or to which Moreno is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Moreno to perform its obligations under this Agreement or to consummate the transactions hereby. Moreno is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Moreno to perform its obligations under this Agreement or to consummate the Transactions.

     Section 7.6 Independent Investigation. Moreno is (or its investment advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Moreno acknowledges and affirms that (a) it has, or prior to the Closing will have, made all such independent investigation, verification, analysis and evaluation of the Company, the Subsidiary and the Properties and (b) it has, or prior to Closing will have, made all such reviews and inspections of the Properties and other assets of the Company and the Subsidiary and their businesses, books and records, results of operations, conditions and prospects of the Company and the Subsidiary as it has deemed necessary or appropriate to execute and deliver this Agreement. Except for the representations and warranties of SESI contained in Section 4.1 and Article V, Moreno acknowledges that there are no representations or warranties, express or implied, as to the financial condition, Properties or other assets of the Company or the Subsidiary, liabilities, equities, operations or business of the Company or the Subsidiary and that in making its decision to enter into this Agreement and consummate the Transactions, Moreno has relied exclusively upon its own independent investigation, verification, analysis and evaluation.
     Section 7.7 Securities Matters. Moreno is an “accredited investor” as defined in Rule 501 under the Securities Act, and is acquiring the Subsidiary Interests solely for its own account and not with a view to any distribution or disposition thereof. Moreno understands that (a) the Subsidiary Interests have not been registered under the Securities Act or registered or qualified under any applicable state securities laws in reliance upon specific exemptions therefrom, and (b) the Subsidiary Interests may not be transferred or sold except in a transaction registered or exempt from registration under the Securities Act, and registered or qualified or exempt from registration or qualification under any applicable state securities laws.
     Section 7.8 Broker’s Fee. No broker, finder, agent or similar intermediary has acted on behalf of Moreno or any of its Affiliates in connection with this Agreement or the Transactions.
ARTICLE VIII
PRE-CLOSING OBLIGATIONS
     Section 8.1 Conduct of Company Business. From the date hereof and until the Closing (such period, the “Interim Period”), except (i) as required by applicable Law, (ii) for the Beryl Transfer described in Section 8.5, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Dynamic and Moreno (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and SESI shall cause the Company to:
          (a) conduct its business only in the ordinary course and consistent with past practice;
          (b) maintain its properties, including those held under leases, in their current good working order and condition, ordinary wear and tear excepted;

          (c) use its commercially reasonable efforts to (A) preserve its present business, operations, organization and goodwill and (B) preserve its present relationships with customers and suppliers;
          (d) not enter into a new, or modify, amend or terminate an existing, Material Contract, except with respect to termination of an existing Material Contract, in accordance with the terms thereof;
          (e) not repurchase, redeem or otherwise acquire any outstanding membership interests or other ownership interests in the Company;
          (f) not transfer, issue, sell or dispose of any membership interests or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire membership interests or other securities of the Company;
          (g) not amend the Company’s Organizational Documents;
          (h) not transfer, sell or otherwise dispose of, or subject any of the Properties or other assets (whether tangible or intangible) of the Company to any Encumbrance, except for Permitted Encumbrances and sales or dispositions of oil and gas in the ordinary course of business consistent with past practice;
          (i) not (A) increase the annual level of compensation of any employee of the Company, except such increases made in the ordinary course of business consistent with past practices, (B) grant any bonus, benefit or other direct or indirect compensation to any employee, except for payment of such employee bonuses and other compensation earned for performances and results of operations during 2007 and as permitted by Section 9.1, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the employees or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party and involving an employee, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Benefit Plans;
          (j) not permit the Company to enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities of any other Person;
          (k) make any capital expenditures except as consistent with the 2008 capital budget of the Company set forth in Schedule 5.23; or
          (l) not agree to do anything prohibited by this Section 8.1.
     Section 8.2 Indemnity Regarding Access. DYNAMIC AND MORENO AGREE TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS SESI, THE COMPANY AND THEIR AFFILIATES, AND THEIR DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “SESI INDEMNIFIED

PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES) (COLLECTIVELY “LOSSES”) IN CONNECTION WITH PERSONAL INJURIES, INCLUDING DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO THE PRE-CLOSING ACCESS OF DYNAMIC OR MORENO, THEIR AGENTS, EMPLOYEES, CONTRACTORS, DYNAMIC’S ENVIRONMENTAL CONSULTANT AND OTHER REPRESENTATIVES TO THE PROPERTIES AND TO OTHER INFORMATION RELATING THERETO AS PERMITTED UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH INJURIES, DEATH OR DAMAGES ARE CAUSED IN WHOLE OR PART BY THE SOLE, PARTIAL, CONCURRENT OR OTHER NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE SESI INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT CAUSED BY ANY OF THE SESI INDEMNIFIED PARTIES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE INDEMNITY PROVIDED FOR BY THIS SECTION 8.2 CONSTITUTES AN AGREEMENT BY DYNAMIC AND MORENO TO INDEMNIFY AND PROTECT THE SESI INDEMNIFIED PARTIES FROM THE CONSEQUENCES OF THEIR OWN NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT, REGARDLESS OF WHETHER SAME IS THE SOLE OR A CONCURRENT CAUSE OF THE INJURY, DEATH OR DAMAGE, EXCEPT AND TO THE EXTENT CAUSED BY ANY SESI INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITH RESPECT TO THE NON-OPERATED PROPERTIES, DYNAMIC AND MORENO FURTHER AGREE THAT ACCESS SHALL BE CONDITIONED UPON DYNAMIC AND MORENO, THEIR AGENTS, EMPLOYEES, CONTRACTORS OR OTHER REPRESENTATIVES EXECUTING APPROPRIATE BOARDING AGREEMENTS AS MAY BE REQUIRED BY THE OPERATOR OF ANY SUCH PROPERTIES.
     Section 8.3 Antitrust Laws. If applicable, each of SESI, Dynamic and Moreno shall prepare, as promptly as reasonably practicable, and make all appropriate filings of notice or otherwise pursuant to the Antitrust Laws with respect to the Transactions, and shall prepare and supply as promptly as practicable any additional information or documentation that may be requested pursuant to such Antitrust Laws, and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under any Antitrust Laws as soon as practicable. In furtherance and not in limitation of the foregoing, each of SESI, Dynamic and Moreno shall not extend any waiting period under the Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other parties.
     Section 8.4 Formation and Capitalization of Subsidiary. The Company, in consultation and with the assistance of Dynamic and Moreno and their representatives, (a) has formed the Subsidiary under the Louisiana Limited Liability Company Law, (b) has filed with the MMS appropriate documentation in order to qualify the Subsidiary with the MMS to hold the Assigned Working Interests, which qualification may be approved before or after the Closing, (c) promptly following the execution and delivery of this Agreement, will contribute the Assigned Working Interest to the Subsidiary in exchange for the Subsidiary Interests and (d) promptly following the execution and delivery of this Agreement, will enter into joint operating agreements with the Subsidiary for any Properties that do not currently have such agreements in place; provided, that the Company shall not take any of the foregoing actions without obtaining the prior consent of Dynamic and Moreno. The contribution of the Assigned Working Interest to the Subsidiary shall be made pursuant to an assignment and bill of sale in the form attached hereto as Exhibit C (the “Assignment”).
     Section 8.5 Beryl Transfer. Prior to the Closing, the Company shall transfer all of its ownership interests (the “Beryl Transfer”) in FR Mars Holdings LP and FR Mars Holdings GP LLC (collectively, the “Beryl Entities”) to SESI. From and after the consummation of the Beryl Transfer, the Company shall have no further obligation or contingent liability arising out of or related to its ownership interests in the Beryl Entities, except as expressly set forth in that Contract set forth on Schedule 8.5 (the “Beryl Agreement”).
     Section 8.6 Press Releases. SESI, the Company, Dynamic and Moreno will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders, respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and make such disclosure (a) as may be required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Person or (b) to Governmental Authorities and third parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the Transactions, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights or seek such consents.
     Section 8.7 Supplements to Schedules. During the Interim Period, SESI shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement; provided, however, that no such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 10.2(a).
     Section 8.8 Intercompany Arrangements; SESI Guarantees.
          (a) Except for those Material Contracts set forth on Schedule 5.9(a), all contracts, agreements and arrangements (excluding any Tax sharing or allocation agreements) between and among the Company, on the one hand, and SESI or any of its Affiliates (other than the Company), on the other hand, shall terminate and be of no further force or effect, except as otherwise provided in this Agreement or any Ancillary Agreement. All intercompany balances outstanding or related to periods of time prior to the Effective Date between and among the Company, on the one hand, and SESI or any of its Affiliates (other than the Company), on the other hand, shall be eliminated by distribution, capital contribution, discharge or otherwise in their entirety effective as of the Effective Date.
          (b) At the Closing, SESI shall have caused all guarantees provided and any related liens or other security interests granted by the Company in support of any obligations of SESI or its Affiliates for borrowed money (“SESI Guarantees”) to be released, and from and after the Closing SESI covenants and agrees that the Company shall have no liability, contingent or otherwise, arising under or related thereto.

     Section 8.9 Insurance. Until May 18, 2008, SESI shall keep, or cause to be kept, the SPN Energy Package insurance policy, more particularly described on Schedule 5.19 for the benefit of the Company, with the same premiums, coverages, terms and conditions.
ARTICLE IX
OTHER AGREEMENTS
     Section 9.1 Employee and Benefits Matters.
          (a) SESI or the Company has paid all bonus and compensation amounts owed to the Company Employees and other Persons as a result of their and the Company’s performance during 2007. At the Closing and until the first anniversary of the Closing, SESI shall pay (or shall contribute to the Company in order for the Company to pay) to the Company Employees employed as of such dates, any bonuses or other special payments that the Company (or any Person on behalf of the Company) is obligated to pay as a result of any arrangement, commitment or understanding made by SESI or its Affiliates (excluding the Company) at any time or the Company on or prior to the Closing, in consideration of their services to the Company and SESI in connection with the Transaction and the continued business of the Company from and after the Closing, including any costs, expenses, or Taxes imposed on or incurred by the Company as a result of such payments or the receipt of any funds from SESI or its Affiliates in payment thereof. From and after the Closing, SESI shall pay or cause its Benefit Plans to pay any and all amounts required to be paid to Company Employees or other Persons entitled to payment or benefits under any Benefit Plans maintained prior to the Closing by SESI, the Company or any of their ERISA Affiliates.
          (b) Prior to the Closing, Dynamic (which for the purpose of this Section 9.1 shall include Dynamic Offshore Holding GP, LLC, the General Partner of Dynamic’s parent company) shall offer employment agreements, effective as of the Closing Date, to each of the Company’s officers listed in Schedule 9.1(b) substantially in the form attached hereto as Exhibit D, and Dynamic, with the assistance of SESI, shall use its commercially reasonable efforts to enter into those employment agreements with each such officer on or prior to the Closing. At the Closing, and in consideration for execution of the employment agreements, the Company’s officers shall be granted Class B Units in Dynamic and shall participate in the Retention Bonus Plan in the amounts previously agreed by the Parties.
          (c) At the Closing, the employment of all active Company Employees shall be transferred from the Company to Dynamic; provided, however, that those Company Employees listed on Schedule 9.1(b) shall remain officers of the Company. From and after the Closing, the Company Employees shall devote such amount of their business time, energy and efforts as is required to manage the production and development of the Company’s oil and gas reserves, subject to the good faith direction of the Company’s Board of Directors. In connection with the transfer of employment of the Company Employees to Dynamic at the Closing, Dynamic shall offer Company Employees a compensation (including bonuses, equity awards and options and other annual incentive opportunities) and employee benefits package that is comparable, in the aggregate, to the compensation and employee benefits package that is provided by the Company prior to the Closing, but excluding any supplemental executive retirement or deferred compensation plan. Dynamic shall honor all vacation and personal time off accrued through the Closing Date by all Company Employees, and shall sponsor a vacation and personal time off program for each Company Employee that is comparable to the program maintained by the Company prior to the Closing and that recognizes and takes into account each Company Employee’s service with the Company, SESI or any of its Affiliates. From and after the Closing, the Company’s Board of Directors, by unanimous consent, shall approve the terms upon which the general and administrative expenses associated with the Company Employees shall be allocated among the Company and its Affiliates based on the amount of services provided to and benefits received by the Company and its Affiliates, respectively.
          (d) The Parties shall use their commercially reasonable efforts to have established with Dynamic at the Closing or as soon thereafter as is practicable group health, prescription drug, dental and related welfare benefit plans that are comparable in the aggregate, and not on an individual basis, to those maintained by SESI prior to the Closing. With respect to the coverage of Company Employees under the welfare benefit plans to be provided by Dynamic, (i) each such Company Employee’s credited service with the Company, SESI or any of its Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees under Dynamic’s plans; (ii) limitations on benefits due to pre-existing conditions shall be waived (or, if such a waiver is not otherwise required by applicable Laws, Dynamic shall use commercially reasonable efforts to have them waived), to the extent waived under the corresponding SESI Benefit Plan as of the Closing Date; and (iii) any out of pocket annual maximums and deductibles taken into account under any SESI Benefit Plans for Company Employees from and after the Effective Date to the Closing Date, shall to the extent permitted, be credited under Dynamic’s plans. Notwithstanding anything in this Section 9.1 to the contrary, nothing shall be deemed or construed to prevent, restrict, or limit Dynamic from modifying or terminating any of its benefit plans, programs or policies from time to time as it may deem appropriate.
          (e) SESI shall permit each Company Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her rolloverable account balance under the Superior Energy 401(k) Plan to a defined contribution plan designated by Dynamic (the “Dynamic Savings Plan”). In addition, Company Employees who are employed by the Company at the Closing and participate in the Superior Energy 401(k) Plan shall be fully vested in their account balances in such plan as of the Closing, regardless of the length of their employment with the Company or SESI. SESI shall take any and all actions necessary to amend the Superior Energy 401(k) Plan effective as of the Closing to provide for such vesting. Dynamic shall cause the Dynamic Savings Plan to accept the direct rollover of electing Company Employees’ benefits in cash to the extent that Dynamic receives reasonable assurance as to the tax qualified status of the Superior Energy 401(k) Plan at the time of such rollover.
          (f) Claims of Company Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of SESI’s Benefit Plans. SESI shall provide, or cause its Benefits Plans to provide from and after the Closing, continued health benefit coverage pursuant to ERISA Sections 601 through 608, and Code Section 4980B (such provisions referred to as

“COBRA”) to or with respect to persons employed by the Company, including Company Employees, on or before the Closing relating to “qualifying events” occurring on or prior to the Closing, in accordance with the default rules set forth in Treasury Regulations Section 54.4980B-9, it being understood that the Company will not offer a group health plan following the Closing. Claims of Company Employees who become employed by Dynamic on or after the Closing and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred after the Closing Date shall be the sole responsibility of Dynamic to the extent covered under Dynamic’s benefit plans. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began.
          (g) Claims of individuals receiving short-term or long-term disability benefits under a SESI Benefit Plan prior to the Closing Date (or who have become disabled prior to the Closing Date but have not yet begun receiving such benefits on account of an elimination or required waiting period or on account of claims administration delays and who eventually satisfy the requirements for receiving such benefits) shall be the sole responsibility of such SESI Benefit Plan. Claims of Company Employees who are actively employed by Dynamic on or after the Closing Date for short-term or long-term disability benefits from and after the Closing Date shall be the sole responsibility of Dynamic. Claims for workers’ compensation benefits for Company Employees arising out of occurrences prior to the Closing Date shall be the responsibility of SESI. Claims for workers’ compensation benefits for Company Employees arising out of occurrences on or after the Closing Date shall be the responsibility of Dynamic.
          (h) Notwithstanding the foregoing, nothing herein shall be deemed or construed to create any obligation on the part of the Company, SESI or Dynamic to continue the employment of any Company Employee from and after the Closing or give rise to any rights, claims, benefits or causes of action to a Company Employee.
     Section 9.2 Company Guarantees.
          (a) It is the intention of the Parties for the Company to have the demonstrated financial strength and reliability required by the U.S. Minerals Management Service (“MMS”) to be exempt from the supplemental bonding requirements of the MMS by virtue of either the Company’s net worth from and after the Closing Date or its demonstrated reliability based on, among other things, its continued successful operations. As soon as practicable after the Closing Date, the Company shall apply to the MMS for a determination that the Company is exempt from the MMS’ supplemental bonding requirements without the requirement for any Company Guarantee. In furtherance thereof, the Company shall, at its sole cost, engage KPMG LLP (or such other accounting firm reasonably acceptable to the Parties) to conduct an audit of the Company’s balance sheet as of the Closing Date. Each of SESI, the Company and Dynamic shall use its commercially reasonable efforts to obtain and, if obtained, maintain this exemption on behalf of the Company. SESI and Dynamic acknowledge that the determination by the MMS of whether the Company shall qualify for an exemption will take a significant amount of time and that until such time as the MMS makes such determination, the Company Guarantee provided by Superior Energy Services, Inc. to the MMS (the “MMS Company Guarantee”) shall remain in full force and effect.

          (b) The Company, Dynamic and Moreno shall each use its commercially reasonable efforts to obtain from the respective beneficiaries written releases of SESI and its Affiliates (other than the Company), in form and substance reasonably satisfactory to SESI, from any liability or obligation, whether arising before, on or after the Closing Date, under those Company Guarantees set forth on Schedule 9.2(b). With respect to any Company Guarantees set forth on Schedule 9.2(b) that are not released and any other Company Guarantees in effect from and after the Closing (including the MMS Company Guarantee), Dynamic shall indemnify and hold harmless SESI and its Affiliates (other than the Company), in proportion to Dynamic’s ownership interest in the Company, from and after the Closing for any Losses arising out of or relating to any such Company Guarantees for events occurring from and after the Closing Date pursuant to the terms and conditions of the Indemnification and Reimbursement Agreement.
     Section 9.3 Director and Officers. At the Closing, each director and officer of the Company who is not a Company Employee shall resign effective immediately.
     Section 9.4 Dynamic as Authorized Representative of Moreno. In order to efficiently administer the reconciliations and title and environmental matters set forth in Section 2.4 and Article IV and dispute resolutions relating thereto in accordance with Section 13.1, Moreno hereby agrees that Dynamic is appointed as its authorized representative to take all action necessary or advisable, in Dynamic’s sole discretion, in connection with those particular matters set forth therein. All decisions, actions and instructions by Dynamic, including without limitation the settlement of any claims for which Moreno may have an obligation to pay additional amounts to the Company, shall be conclusive and binding on Moreno, and Moreno shall not have the right to object, dissent, protest or otherwise contest the same. SESI and the Company shall be able to rely conclusively on the instructions and decisions of Dynamic as to all matters arising out of or related to the matters set forth in Section 2.4 and Article IV, and Moreno shall not have a cause of action against SESI or the Company for any action taken by SESI or the Company in reliance upon the instructions or decisions of Dynamic.
     Section 9.5 Use of Name. Each of Dynamic, Moreno and, from and after the Closing, the Company acknowledges and agrees that it has no right, title or interest in or to the name “Superior Energy” “SPN” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “Superior Marks”). Notwithstanding the foregoing, SESI shall grant to the Company the non-exclusive, royalty-free right to use the Superior Marks from and after the Closing; provided, however, that if SESI notifies the Company in writing that it intends to terminate this exclusive right (after the one hundred twenty (120) day minimum notice period specified in this Section 9.5), the Company shall promptly, but in no event later than one hundred twenty (120) days after receipt of such notice, change its name to remove any Superior Mark and shall remove, strike over or otherwise obliterate all Superior Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, technical guidelines, standards and procedures and other materials. Nothing in this Agreement shall restrict SESI or its Affiliates (other than the Company) from using any of the Superior Marks before or after Closing.

     Section 9.6 Confidentiality. Each of Dynamic and Moreno acknowledges that the information provided to it in connection with this Agreement and the Transactions is subject to the terms of the confidentiality agreement between Dynamic and SESI dated December 12, 2007 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.
     Section 9.7 Further Assurances. The Parties agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     Section 9.8 Assignment of Contracts and Rights. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to consummate any of the Transactions if the attempted consummation of any of the Transactions, without the necessary approval, consent, authorization or waiver of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Company or the Subsidiary to any of the Properties. The Parties will use their commercially reasonable efforts to obtain the requisite approval, consent, authorization or waiver of any third parties with respect to the Transactions, provided that if any requisite approval, consent, authorization or waiver has not been obtained as of the Closing, the Parties shall exercise commercially reasonable efforts to cooperate in any reasonable and lawful arrangements designed to provide the benefits of the Transactions.
     Section 9.9 Tax Matters.
          (a) The Parties agree that for federal income Tax purposes, the purchase by Dynamic of the Dynamic Shares will be treated as the purchase of a two thirds (2/3) interest in each of the assets of the Company under Revenue Ruling 99-5.
          (b) Any transfer, sales, use or other similar Taxes resulting from the Transactions shall be fully paid by the Company. The Parties agree to use their commercially reasonable efforts to obtain any applicable exemptions from such Taxes.
          (c) Any taxable income or gain realized by the Company on the sale of the Subsidiary Interests to Moreno shall be allocated 100% to SESI.
ARTICLE X
CONDITIONS TO CLOSING
     Section 10.1 Conditions to Obligations of SESI and the Company. The obligation of SESI and the Company to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by SESI and the Company in whole or in part to the extent permitted by applicable Law):
          (a) The representations and warranties of Dynamic contained in Article VI and of Moreno contained in Article VII shall be true and correct, to the extent qualified by materiality, in all respects, and to the extent not so qualified, in all material respects, (in each case) as of the date of this Agreement and as of the Closing Date as though made on and as of that date.
          (b) Dynamic and Moreno shall each have performed in all material respects each of the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.
          (c) Dynamic and Moreno shall each have delivered to SESI and the Company a certificate of an officer, dated the date of Closing, certifying on behalf of Dynamic and Moreno, respectively, that the conditions set forth in Sections 10.1(a) and 10.1(b) have been fulfilled.
          (d) There shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions.
          (e) Dynamic shall have executed and delivered to SESI and the Company that Amended and Restated Operating Agreement in the form attached hereto as Exhibit E (the “Amended Operating Agreement”).
          (f) Dynamic shall have executed and delivered to SESI that Indemnification and Reimbursement Agreement in the form attached hereto as Exhibit F (the “Indemnification and Reimbursement Agreement”).
          (g) The Company shall have executed and delivered to SESI that Turnkey Platform Decommissioning and Well Plugging and Abandonment Contract in the form attached hereto as Exhibit G (the “Turnkey Contract”).
          (h) The Company shall have executed and delivered to SESI that Preferred Provider Agreement in the form attached hereto as Exhibit H (the “Preferred Provider Agreement”).
          (i) The Company shall have executed and delivered to SESI that Transition Services Agreement in the form attached hereto as Exhibit I (the “Transition Services Agreement”).
          (j) The Closing shall be permitted to occur without violation of any Antitrust Law.
          (k) Dynamic and Moreno shall each have delivered such other duly executed documents, instruments and certificates as may be required to be delivered by Dynamic or Moreno pursuant to the terms of this Agreement.
     Section 10.2 Conditions to Obligations of Dynamic and Moreno. The obligation of Dynamic and Moreno to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Dynamic and Moreno in whole or in part to the extent permitted by applicable Law):

          (a) The representations and warranties of SESI contained in Article V shall be true and correct, to the extent qualified by materiality, in all respects, and to the extent not so qualified, in all material respects, (in each case) as of the date of this Agreement and as of the Closing Date as though made on and as of that date.
          (b) SESI and the Company shall have performed in all material respects each of the obligations, covenants and agreements required hereunder to be performed by them at or prior to the Closing.
          (c) SESI and the Company shall have delivered to Dynamic and Moreno a certificate of an officer, dated the date of Closing, certifying on behalf of SESI and the Company, as applicable, that the conditions set forth in Sections 10.2(a) and 10.2(b) have been fulfilled.
          (d) There shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions.
          (e) There shall not have occurred and be continuing a Material Adverse Effect.
          (f) SESI shall have executed and delivered to Dynamic and the Company the Amended Operating Agreement.
          (g) SESI shall have executed and delivered to Dynamic the Indemnification and Reimbursement Agreement.
          (h) SESI and the Company shall have executed and delivered to Dynamic and the Company the Turnkey Contract.
          (i) SESI and the Company shall have executed and delivered to Dynamic and the Company the Preferred Provider Agreement.
          (j) SESI and the Company shall have executed and delivered to Dynamic and the Company the Transition Services Agreement.
          (k) The Closing shall be permitted to occur without violation of any Antitrust Law.
          (l) The SESI Guarantees shall have been released and be of no further force or effect.
          (m) SESI and the Company shall have delivered such other duly executed documents, instruments and certificates as may be required to be delivered by SESI or the Company pursuant to the terms of this Agreement.

ARTICLE XI
TERMINATION
     Section 11.1 Termination. This Agreement may be terminated prior to the Closing as follows:
          (a) by mutual written consent of SESI, Dynamic and Moreno; or
          (b) by SESI by written notice to Dynamic and Moreno, if, at any time prior to the Closing, there shall occur (i) a material breach of any of the representations, warranties or covenants of Dynamic or Moreno that are not qualified as to materiality, (ii) any breach of any of the representations, warranties or covenants of Dynamic or Moreno that are qualified as to materiality, or (iii) the failure by Dynamic or Moreno to perform any condition or obligation hereunder, and such breach or failure has not been cured within a period of ten (10) Business Days following written notice thereof by SESI to Dynamic or Moreno, as applicable;
          (c) by Dynamic and Moreno, but not by either individually, by written notice to SESI, if, at any time prior to the Closing, there shall occur (i) a material breach of any of the representations, warranties or covenants of SESI or the Company that are not qualified as to materiality, (ii) any breach of any of the representations, warranties or covenants of SESI or the Company that are qualified as to materiality, (iii) the failure by SESI or the Company to perform any condition or obligation hereunder, and such breach or failure has not been cured within a period of ten (10) Business Days following written notice thereof by Dynamic and Moreno to SESI, or (iv) a Material Adverse Effect; or
          (d) by SESI, Dynamic or Moreno if the Closing shall not have occurred on or before April 30, 2008;
provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement.
     Section 11.2 Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 11.1, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any party; provided, that (a) the provisions of this Section 11.2, the Confidentiality Agreement and provisions which by their nature are intended to survive termination shall remain in effect notwithstanding such termination and (b) no such termination shall relieve any Party from liability for any breach of this Agreement.
ARTICLE XII
INDEMNIFICATION
     Section 12.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months, except that (a) the representations and warranties contained in Section 4.1 shall expire as of the Title Claim Date, (b) the representations and warranties contained in

Section 5.5 shall expire as of the Closing, (c) the representations and warranties in Sections 5.1, 5.2, 5.3, 6.1, 6.2, 6.3, 7.1, 7.2 and 7.3 shall survive indefinitely and (d) the representations and warranties contained in Sections 5.8, 5.10 and 5.11(b) and (c) and the last sentence of Section 5.13 shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the matters arising under such representations and warranties. All of the covenants made by each party in this Agreement shall survive the consummation of the Transactions and shall continue in full force and effect after the Closing indefinitely until all obligations with respect to any such covenants are fulfilled in their entirety.
     Section 12.2 Indemnification by SESI. Subject to Article IV and Sections 12.1 and 12.5, SESI shall indemnify, defend and hold harmless Dynamic, Moreno, the Company (provided that SESI shall only be obligated to indemnify, defend and hold harmless the Company with respect to the matters in Section 12.2(c) and (d)) and their managers, officers, members, Affiliates and assigns (“Dynamic/Moreno Indemnified Parties”) from and against all Losses resulting from, based upon or relating to:
          (a) any inaccuracy, misrepresentation or breach of warranty made by SESI in this Agreement;
          (b) any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by SESI or the Company pursuant to this Agreement;
          (c) any liability or obligation of the Company directly or indirectly relating to any of the Beryl Entities, except as arising pursuant to the Beryl Agreement; or
          (d) any liability or obligation of the Company directly or indirectly arising out of or relating to any Benefit Plan maintained on or prior to the Closing by the Company, SESI or any Affiliate of SESI.
     Section 12.3 Indemnification by Dynamic. Subject to Sections 12.1 and 12.5, Dynamic shall indemnify, defend and hold harmless the SESI Indemnified Parties from and against all Losses resulting from, based upon or relating to:
          (a) any inaccuracy, misrepresentation or breach of warranty made by Dynamic in this Agreement ; or
          (b) any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by Dynamic pursuant to this Agreement.
     Section 12.4 Indemnification by Moreno. Subject to Sections 12.1 and 12.5, Moreno shall indemnify, defend and hold harmless the SESI Indemnified Parties from and against all Losses resulting from, based upon or relating to:
          (a) any inaccuracy, misrepresentation or breach of warranty made by Moreno in this Agreement ; or
          (b) any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by Moreno pursuant to this Agreement.

     Section 12.5 Limitation on Liability.
          (a) Neither SESI, Dynamic nor Moreno shall be liable under Section 12.2(a), 12.3(a) or 12.4(a), as applicable, unless and until the aggregate Losses incurred by one or more of the Dynamic/Moreno Indemnified Parties or SESI Indemnified Parties, as applicable, has exceeded $825,000 (the “Deductible”), and then SESI, Dynamic or Moreno shall indemnify the Dynamic/Moreno Indemnified Parties or SESI Indemnified Parties, as applicable, for all such Losses in excess of the Deductible; provided, however, that the Deductible shall not apply with respect to a claim involving a breach of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.10, 5.11(b) and (c), 6.1, 6.2, 6.3, 7.1, 7.2 or 7.3 or any Losses arising out of, resulting from or related to any fraudulent misrepresentation. In addition, in no event shall SESI, Dynamic or Moreno be liable under Section 12.2(a), 12.3(a) or 12.4(a), as applicable, to any Dynamic/Moreno Indemnified Parties or SESI Indemnified Parties, as applicable, for claims of indemnification in an aggregate amount in excess of $55,000,000 (the “Cap”); provided, however, that the Cap shall not apply to any Losses, arising out of, resulting from or related to any breach of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.10, 5.11(b) and (c), 6.1, 6.2, 6.3, 7.1, 7.2 or 7.3 or any fraudulent misrepresentation or a breach by a party of any covenant contained herein.
          (b) No party shall be liable to any other party for consequential damages for breaches of such party’s representation or warranties herein, provided that this shall not limit any party’s right to indemnification hereunder to the extent such party becomes obligated to pay consequential damages to a third party in connection with a claim that is subject to indemnification hereunder.
     Section 12.6 Third Party Claims.
          (a) In the event that any Person desires to make a claim under Sections 12.2, 12.3 or 12.4 in connection with any action, suit, proceeding, or demand at any time instituted against or made upon any Person for which such Person may seek indemnification hereunder (a “Third Party Claim”), the Person or Persons entitled to indemnification hereunder (the “Indemnified Party”) shall promptly notify the Party or Parties required to provide indemnification hereunder (the “Indemnifying Party”) of such Third Party Claim and the claim of indemnification with respect thereto, provided that failure of the Indemnified Party to give such prompt notice shall not relieve the Indemnifying Parties of their obligations under this Article XII, except to the extent, if at all, that the Indemnifying Parties shall have been prejudiced thereby.
          (b) Upon receipt of notice from the Indemnified Party pursuant to Section 12.6(a) and provided that the Indemnifying Party confirms in writing that the subject matter set forth in the notice is subject to indemnification by the Indemnifying Party under the applicable provisions of this Article XII, the Indemnifying Parties will, subject to the provisions of Section 12.6(c), assume the defense and control of such Third Party Claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that if an Indemnifying Party is also subject to the Third Party Claim and counsel to the Indemnified Party reasonably determines in writing that a conflict or potential conflict exists between the Indemnifying Party and the

Indemnified Party, then the Indemnifying Parties shall be liable under this Article XII for the fees of the Indemnified Party’s counsel and any other expenses related to the defense of such Third Party Claim. The Indemnifying Parties shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third Party Claim; and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Indemnifying Parties in the defense of any Third Party Claim defended by the Indemnifying Parties.
          (c) The Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; but only if the Indemnifying Parties shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or to the conduct of any Indemnified Party’s business; and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.
          (d) SESI, Dynamic and Moreno each hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Dynamic/Moreno Indemnified Party or SESI Indemnified Party, as applicable, for purposes of any claim that a Dynamic/Moreno Indemnified Party or SESI Indemnified Party, as applicable, may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on SESI, Dynamic or Moreno, as applicable, with respect to such a claim anywhere in the world.
     Section 12.7 Tax Treatment of Indemnity Payments. SESI, the Company, Dynamic and Moreno agree to treat any indemnity payment made pursuant to this Article XII as an adjustment to the Contribution and the Purchase Price, and corresponding adjustment to the Redemption Price, for federal, state, local and foreign income tax purposes.
     Section 12.8 Exclusive Remedy. The indemnities set forth in this Article XII shall be the exclusive remedies of the Parties for any misrepresentation, breach of warranty or nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof.
ARTICLE XIII
MISCELLANEOUS
     Section 13.1 Dispute Resolution.
          (a) Each Party shall have the right to submit claims, disputes, controversies or other matters in question arising out of the matters covered by Article IV (including the existence of Title Defects or the Title Defect Amounts attributable thereto, or Environmental Defects, or the Environmental Defect Value attributable thereto, as applicable) (“Disputes”), to an independent expert appointed in accordance with this Section 13.1(a) (the “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of SESI and Dynamic (for itself and as authorized representative of Moreno pursuant to Section 9.4) from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules. Disputes to be resolved by an Independent Expert (other than those relating to the existence of Title Defects or the Title Defect Amounts attributable thereto, or Environmental Defects, or the Environmental Defect Value attributable thereto, as applicable, which shall be resolved in accordance with the procedures set forth in Section 13.1(c)) shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 13.1(b). The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.
          (b) Any Dispute that is not resolved pursuant to other mutually agreed procedures and rules pursuant to Section 13.1(a) (other than those relating to the existence of Title Defects or the Title Defect Amounts attributable thereto, or Environmental Defects, or the Environmental Defect Value attributable thereto, as applicable, which shall be resolved in accordance with the procedures set forth in Section 13.1(c)) shall be settled exclusively and finally by arbitration in accordance with the procedures set forth in this Section 13.1(b).
(i)	Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement. The validity, construction, and interpretation of this Section 13.1(b), and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the Independent Expert. The arbitration administered by the Independent Expert shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1,000,000, optional rules for large and complex cases.

(ii)	The Independent Expert shall permit and facilitate such discovery as he determines is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefor. The Independent Expert may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(iii)	All arbitration proceedings hereunder shall be conducted in New Orleans, Louisiana, Houston, Texas, or such other mutually agreeable location.

(iv)	In deciding the substance of the Dispute, the Independent Expert shall refer to the substantive laws of the State of Louisiana for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(v)	The Parties shall request the Independent Expert to conduct a hearing as soon as reasonably practicable after appointment and to render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable after the final hearing. The Parties shall instruct the Independent Expert to impose time limitations he considers reasonable for each phase of such proceeding, including limits on the time allotted to each Party for the presentation of its case and rebuttal. The Independent Expert shall actively manage the proceedings as he deems best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation.

(vi)	Notwithstanding any other provision in this Agreement to the contrary, the Parties expressly agree that the Independent Expert shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Louisiana law, or any other laws, or under the Federal Arbitration Act or the Rules.

(vii)	The Parties shall request that final decision of the Independent Expert be in writing, be as brief as possible, set forth the reasons for such final decision, and if the Independent Expert awards monetary damages to either party, contain a certification by the Independent Expert that they have not included any consequential, incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by applicable Law, the arbitration proceeding and the Independent Expert’s decision and award shall be maintained in confidence by the Parties and the Parties shall instruct the Independent Expert to likewise maintain such matters in confidence.

          (c) In the event of any dispute relating to the existence of Title Defects or the Title Defect Amounts attributable thereto, or Environmental Defects, or the Environmental Defect Value attributable thereto, the Parties shall promptly negotiate in good faith in attempt to resolve such Dispute. In the event the Parties are unable to resolve such Dispute the Parties shall promptly select an Independent Expert and each party shall present a written statement of its position with respect to such Dispute and any supporting documentation to the Independent Expert within ten (10) days after the Independent Expert is selected. The Independent Expert shall conduct such investigation as he deems reasonably necessary or appropriate and make a determination with respect to such Dispute within twenty (20) days of receipt of such position statements.
          (d) The fees and expenses of the Independent Expert shall be borne equally by SESI, on the one hand, and Dynamic and Moreno, on the other hand, but the decision of the Independent Expert may include such award of the Independent Expert’s fees and expenses and of other costs and attorneys’ fees as the Independent Expert determines appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the losing party in the arbitration).
          (e) The decision and award of the Independent Expert shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.
     Section 13.2 Expenses. Except as otherwise provided in this Agreement, each of SESI, Dynamic and Moreno shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     Section 13.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to SESI:	SESI, L.L.C.
1105 Peters Road
Harvey, Louisiana 70058
Telecopy: (504) 362-1818
Attn.: Terence E. Hall

If to Dynamic:	Dynamic Offshore Resources, LLC
1111 Bagby, Suite 5050
Houston, Texas 77002
Telecopy: (713) 728-7860
Attn.: G.M. McCarroll

If to Moreno:	Moreno Group LLC
600 Jefferson Street, Suite 1403
Lafayette, Louisiana 70501
Telecopy: (337) 291-7517
Attn.: Henry C. Perret, Jr.

If to the Company:	SPN Resources, LLC
12707 North Freeway
Houston, Texas 77060
Telecopy: (281) 408-1501
Attn.: Greg Miller

With a required copy to:	Dynamic Offshore Resources, LLC
1111 Bagby, Suite 5050
Houston, Texas 77002
Telecopy: (713) 728-7860
Attn.: Matt McCarroll
     Section 13.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the Parties relating to the Transactions or the subject matter herein.
     Section 13.5 Modifications. Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the Party against whom or which the enforcement of such modification, amendment, change, waiver, discharge or termination is sought.
     Section 13.6 Assignment; Binding Effect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No provision of this Agreement or any agreement referenced herein shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the Parties or such referenced agreement, as the case may be.
     Section 13.7 Governing Law. The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation,

construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in tort or contract) shall be governed by the laws, both procedural and substantive, of the State of Louisiana without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.
     Section 13.8 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original.
     Section 13.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

DYNAMIC OFFSHORE RESOURCES, LLC

By:	/s/ G.M. McCarroll

Name:	G.M. McCarroll
Title:	President

MORENO GROUP, LLC

By:	/s/ Michel B. Moreno

Name:	Michel B. Moreno
Title:	President

SESI, L.L.C.

By:	Superior Energy Services, Inc.,
its Sole Member

By:	/s/ Terence E. Hall

Name:	Terence E. Hall
Title:	Chairman and Chief Executive
Officer

SPN RESOURCES, LLC

By:	/s/ Greg Miller

Name:	Greg Miller
Title:	President
[Signature page to Purchase, Contribution and Redemption Agreement]